Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

BY AND AMONG

STINORLAND USA, INC.,

ARRAY TECHNOLOGIES, INC.,

APA SOLAR, LLC,

SUNHOLDINGS, LLC

AND

THE GUARANTORS PARTY HERETO

DATED AS OF JUNE 17, 2025

TABLE OF CONTENTS

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EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is made and entered into as of June 17, 2025 (the “Effective Date”), by and among (a) STINorland USA, Inc., a California corporation (“Buyer”), (b) Array Technologies, Inc., a Delaware corporation (“Parent”), (c) APA Solar, LLC, an Ohio limited liability company (the “Company”), (d) SunHoldings, LLC, an Ohio limited liability company (“Seller”) and (e) each of Joshua Von Deylen, Joseph Von Deylen and David Von Deylen, each a natural person residing in the State of Ohio (each, a “Guarantor” and, collectively, the “Guarantors”). Each of Buyer, Parent, the Company, Seller and the Guarantors are also referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, as of the Effective Date, Seller owns beneficially and of record all of the issued and outstanding limited liability company membership interests of the Company (the “Company Interests”).

WHEREAS, on the terms and subject to the conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to acquire and purchase from Seller, all of the Company Interests (the “Purchased Interests”) in exchange for cash and the other good and valuable consideration set forth in this Agreement, such that, immediately following the Closing, Buyer shall own, beneficially and of record, all of the Equity Securities of the Company.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and each of Joshua Von Deylen and Joseph Von Deylen (together, the “Key Persons”) are entering into Employment Agreements, effective as of the Closing, pursuant to which the Key Persons will continue to provide services to the Company on the terms and conditions set forth therein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree that the foregoing recitals be incorporated herein by reference and as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“45X Credit” means the “Advanced Manufacturing Production Credit” as described in Section 45X of the Code and the Treasury Regulations promulgated thereunder.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (e) similar anti-corruption legislation or regulations applicable to the Company.

“Base Price” means an amount equal to $210,000,000.00.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Arizona or the State of Ohio.

“Business Relation” means any current client or customer of a Person or any prospective client or customer of a Person with whom or which such Person has engaged in discussions within the prior 12-month period prior to the Closing; or any Person that was a client or customer of a Person within the prior 12-month period prior to the Closing Date.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Due Organization; Existence; Authorization), Section 5.2 (Brokerage) and Section 5.3(e)(x) (Organizational Documents).

“Buyer Indemnified Parties” means Buyer and its current and future Affiliates (including Parent and, following the Closing, the Company) and their respective direct and indirect equityholders, directors, officers, employees, agents, representatives, members, managers, partners, successors and assigns.

“Calculation Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Cash” means cash and cash equivalents of the Company as of the Calculation Time, which shall include deposits in transit and be net of outstanding checks and drafts, as determined in accordance with GAAP, consistently applied, but expressly excluding (a) Restricted Cash and (b) any cash or cash equivalents used between the Calculation Time and the Closing by the Company, Seller or any of their respective Affiliates to pay any Indebtedness or Transaction Expenses of the Company, Seller or any of their respective Affiliates or otherwise respectively distributed to Seller or any of their respective Affiliates.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Competitive Activities” means, with respect to an individual or an entity, owning any interest in, participating in (whether as a director, officer, employee, member, equityholder or partner), consulting with, rendering services for (including as an employee), or in any manner engaging in any business or enterprise that is competitive with the business of the Company as of the Closing, which, for the avoidance of doubt, (a) includes the design, manufacturing and sales of solar tracking technology and solar racking, mounting and foundation systems for utilities, businesses and homeowners and (b) excludes the Permitted Activities.

“Computer Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, and information contained therein or transmitted thereby, in each case, owned, licensed, or used the Company.

“Contract” means any contract, subcontract, agreement, loan, debenture, note, bond, mortgage, indenture, deed of trust, license, lease or any other instrument, obligation or arrangement (including any amendments, supplements or modifications thereto), whether written or oral.

“control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by contract or otherwise.

“Current Assets” means the current assets of the Company determined in accordance with GAAP, excluding (i) Cash, (ii) marketable securities, (iii) deferred Tax assets (but shall include current Tax assets), and (iv) receivables that are issued or payable to the Company by Seller, any Related Parties or any Related Family Members.

“Current Liabilities” means the current liabilities of the Company determined in accordance with GAAP, excluding any (i) Indebtedness, (ii) Transaction Expenses and (iii) deferred Tax liabilities (but shall include current Tax liabilities).

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company: (i) the Company’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws and all industry standards applicable to the business of the Company (including the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements the Company has entered into or by which it is bound.

“Employment Agreements” means those certain employment agreements entered into on the Effective Date and effective as of the Closing by the Company and each of the Key Persons.

“Environmental Laws” means all federal, state, local and foreign Laws concerning pollution, Hazardous Materials, public or worker health or safety or protection of the environment or natural resources.

“Environmental Permits” means all permits, licenses, authorizations, registrations, certifications, variances, exemptions, waivers, franchises and other approvals issued under or required by Environmental Laws.

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, or membership interest, partnership interest, or similar security or equity interests; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features (including any stock-appreciation rights, stock-based performance units, “phantom” stock rights, profits interests or similar equity-based rights); (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414(b), (c), or (m) of the Code.

“Ex-Im Laws” means all applicable trade laws and regulations relating to export, re-export, transfer or import controls (including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws administered by U.S. Customs and Border Protection).

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Purchase Price” means an amount equal to (a) the Base Price, plus (b) Final Cash, plus (c) the amount (if any) that Final Working Capital is greater than Target Working Capital, minus (d) the amount (if any) that Final Working Capital is less than Target Working Capital, minus (e) the Final Indebtedness, minus (f) the Final Transaction Expenses.

“Flow-Through Income Taxes” means U.S. federal income Taxes and any similar income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.

“Fraud” means common-law fraud with respect to the representations and warranties made in this Agreement, any other Transaction Document or any document, agreement, certificate or instrument delivered pursuant to the terms of each of the foregoing.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Due Organization; Existence; Authorization), Section 3.2(a)(x) (Organizational Documents), Section 3.3 (Capitalization), Section 3.9 (Brokerage), Section 3.11 (Tax Matters), Section 3.22 (Affiliate Transactions), Section 4.1 (Due Organization; Existence; Authorization), Section 4.2(a)(x) (Organizational Documents), Section 4.4 (Ownership; Capitalization) and Section 4.6 (Brokerage).

“GAAP” means United States generally accepted accounting principles in effect as of the date hereof. For purposes of Article III, GAAP shall be deemed qualified by the GAAP Exceptions.

“GAAP Exceptions” means (a) any exceptions to GAAP compliance specifically set forth in the Financial Statements or the notes thereto, (b) the determination by the Company not to adopt and implement FASB ASC 842 regarding lease arrangements in the reviewed consolidated balance sheet of the Company as of December 31, 2023 and the related reviewed consolidated statements of income, shareholder’s equity and cash flows for the fiscal year then ended and (c) the determination by the Company not to adopt or implement FASB ASC 326 regarding credit losses for financial assets in the reviewed consolidated balance sheet of the Company as of December 31, 2023 and the related reviewed consolidated statements of income, shareholder’s equity and cash flows for the fiscal year then ended.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company and a Governmental Entity or entered into by the Company as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or arbitral body (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Materials” means all materials, substances, wastes, pollutants, chemicals or contaminants that are regulated by, or for which liability or standards of conduct may be imposed under, Environmental Laws and any petroleum or petroleum byproducts, mold, lead-based paint, asbestos or asbestos-containing materials, polychlorinated biphenyls, noise, odor, per- and poly-fluoroalkyl substances or radioactive materials (including naturally occurring radioactive materials).

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indebtedness” means, with respect to the Company, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage, other debt instrument or debt security or other similar instruments or that otherwise reduces the ability of the Company to borrow under any credit facility; (c) obligations (contingent or otherwise) for the deferred purchase price of assets, property or services (including the maximum amount of unpaid earnout obligations set forth in any Contract regardless of whether they have been earned, are due and payable or otherwise constitute a liability under GAAP); (d) capital or finance lease (as defined under GAAP) obligations; (e) indebtedness referred to in clauses (a) through (d) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by the Company, even if the Company has not assumed or become liable for the payment of such Indebtedness; (f) the aggregate dollar amount of any funded letters of credit; (g) unpaid portion of any installment purchases of real or personal property; (h) the aggregate amount of all liabilities, payments or obligations to any holder of Equity Securities of the Company or any of their respective Affiliates (including Seller) (whether or not due and owing), excluding the payment of wages to employees of the Company in the ordinary course of business; (i) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (j) the aggregate amount owed to any Person under any pension (including the aggregate amount of any multiemployer pension plan withdrawal liability), (k) all obligations of the Company for unfunded or underfunded deferred compensation, deferred bonuses, accrued and unpaid bonuses and other incentive compensation, unpaid severance obligations, any unfunded or underfunded defined benefit or defined contribution pension obligations (including employer contribution obligations to any defined contribution pension plan) or post-termination welfare benefit obligations, and accrued but unpaid vacation and sick pay, together with the employer’s portion of any payroll, social security, unemployment or other similar Taxes associated with such payments (computed as though all such amounts were payable as of the Closing Date), to the extent such amounts are not included in the calculation of Working Capital or Transaction Expenses, in each case, in accordance with GAAP; (l) deferred revenue, customer deposits or any money received for goods or services which have not yet been delivered, to the extent such amounts are not included in the calculation of Working Capital or Transaction Expenses, in each case, in accordance with GAAP; (m) all obligations of the type referred to in clauses (a) through (l) the payment of which the Company is liable as obligor, guarantor or surety or is obligated to provide a bond or other debt security with respect thereto; and (n) all amounts necessary and sufficient to retire such Indebtedness referred to in clauses (a) through (m), including principal (including the current portion thereof) or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness.

“Indebtedness for Borrowed Money” means, with respect to any Person, including, as context shall require, the Company, the aggregate Indebtedness of the type described in clauses (a) and (b) of the definition of Indebtedness.

“Indemnified Parties” means the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable.

“Initial Purchase Price” means an amount equal to (a) the Base Price, plus (b) Estimated Cash, plus (c) the amount (if any) that Estimated Working Capital is greater than Target Working Capital, minus (d) the amount (if any) that Estimated Working Capital is less than Target Working Capital minus (e) the Estimated Indebtedness, minus (f) the Estimated Transaction Expenses.

“IRS” means the Internal Revenue Service.

“Knowledge” as used in the phrases “to the Knowledge of Company” or phrases of similar import means the actual knowledge, after reasonable inquiry of employees in their direct reporting line pursuant to the Company’s current organizational chart, of Joshua Von Deylen, Joseph Von Deylen, Joe Schliesser, Kim Schumm and Joshua Junge.

“Laws” means all laws, acts, statutes, ordinances, codes, rules, regulations and Orders of a Governmental Entity, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Lien” means with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon (whether absolute, contingent, asserted or unasserted, known or unknown).

“Losses” means, collectively, all losses, liabilities (including loss of benefits), costs, damages, Taxes, claims, suits, demands, obligations, deficiencies, interest, fines, penalties, expenses (including reasonable fees and expenses of investigation and defense and outside attorneys and other professionals’ fees), amounts paid in settlement, judgments, awards, court costs, and other expenses of litigation (excluding any punitive or exemplary damages unless such damages are asserted against or recoverable from an Indemnified Party under this Agreement pursuant to a Third Party Claim).

“Material Adverse Effect” means any circumstance, event, change in, or effect on the business, financial condition or results of operations of the Company that individually or in the aggregate with other such circumstances, events, changes in or effects (a) is or would reasonably be expected to be materially adverse to the business, operations, assets or liabilities, results of operation or the condition (financial or otherwise) of the Company, taken as a whole, or (b) that could materially impair or delay the ability of Seller or the Company to perform their respective obligations under this Agreement and the other documents contemplated hereby and to consummate the transactions contemplated hereby and thereby; notwithstanding the foregoing, Material Adverse Effect shall not include (either alone or in combination with any other event) any change, event or development resulting from, relating to or arising out of, but only to such extent: (i) general business or economic conditions, including changes in (x) financial or credit market conditions anywhere in the world or (y) interest rates or currency exchange rates; (ii) conditions generally affecting any of the industries in which the Company operates; (iii) acts of God or other calamities, national or international political or social actions or conditions, including any stoppage or shutdown of any Governmental Entity and/or the engagement by the United States or any other country or foreign organization in hostilities (or the escalation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iv) changes in Law or in GAAP or interpretations thereof or other binding directives or orders after the date hereof; (v) fluctuations in sales or earnings or failure of the Company to meet internal or published sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates (provided, any change, event, or development underlying such fluctuation or failure not otherwise excluded in the other exceptions in clauses (i) through (iv) and (vi) through (x) of this definition may be taken into account in determining whether a Material Adverse Effect has occurred); (vi) any epidemic, pandemic or disease outbreak, or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (vii) any actions taken, or failures to take action, in each case, to which Buyer has consented in writing; or (viii) compliance by the Company with the terms of this Agreement or the breach of this Agreement by Buyer; except in the case of clauses (i), (ii), (iii) and (iv) to the extent the Company is materially and disproportionately adversely affected thereby as compared to other companies in the industries in which the Company operates (and then only to the extent of such disproportionate impact).

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 3(37) of ERISA).

“Order” means any order, award, judgment, injunction, ruling, determination, directive, decree, writ or verdict entered, issued, made or rendered by any Governmental Entity.

“Organizational Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws (or analogous document); (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

“Parent Common Stock” means the common stock, par value $0.001, of Parent.

“Permitted Activities” means, with respect to an individual or an entity, owning any interest in, participating in (whether as a director, officer, manager, member, equityholder, partner or other similar position, but not, for clarity, as an employee), consulting with or rendering services to (but not, for clarity, as an employee) the current business (solely as described in the following clauses) of: (a) Taylorville Water Plan Solar 1, LLC, an Illinois limited liability company in the current business of owning and operating a solar energy and power producing plant; (b) Collinsville Webster Solar 1, LLC, an Illinois limited liability company in the current business of owning and operating a solar energy and power producing plant; (c) Collinsville Middle School Solar 1, LLC, an Illinois limited liability company in the current business of owning and operating a solar energy and power producing plant, (d) Collinsville Kreitner Solar 1, LLC, an Illinois limited liability company in the current business of owning and operating a solar energy and power producing plant, (e) Mattoon WWTP Solar 1, LLC, an Illinois limited liability company in the current business of owning and operating a solar energy and power producing plant, (f) APA Charleston Ground Pump Station Solar 1, LLC, an Illinois limited liability company in the current business of owning and operating a solar energy and power producing plant, (g) APA Charleston WWTP Solar 1, LLC, an Illinois limited liability company in the current business of owning and operating a solar energy and power producing plant, (h) RealSolar, LLC, an Ohio limited liability company in the current business of providing solar energy development services (including system design, land acquisition, solar financing, engineering, procurement, and construction (EPC), operations, and maintenance services) to the residential, agricultural, commercial, utility and distribution market segments, (i) CoreBuilders, LLC, an Ohio limited liability company in the current business of constructing and installing ground-mounted commercial and utility-scale solar projects, (j) iBuild Solar, LLC, an Ohio limited liability company in the current business of constructing and installing ground-mounted commercial and utility-scale solar projects and (k) Solclusion Energy Group, LLC, an Ohio limited liability company in the current business of providing solar energy development services (including system design, land acquisition, solar financing, engineering, procurement, and construction (EPC), operations, and maintenance services) to the residential, agricultural, commercial, utility and distribution market segments. Notwithstanding the foregoing, none of the activities described in clauses (a) through (k) (or any similar activities otherwise contemplated by this definition) of the preceding sentence shall constitute “Permitted Activities” to the extent such activities relate to or involve, directly or indirectly, the development, ownership, construction, maintenance or similar activities in respect of any individual solar energy project (or any group of related or commonly controlled solar energy projects located on contiguous or adjacent parcels and treated as a single project) having an aggregate nameplate capacity of fifty (50) megawatts or greater, in each case, without the prior written consent of Parent. Further, Permitted Activities also means, with respect to an individual or an entity, forming, investing in or owning all or a part of any legal entity engaged in developing, constructing, maintaining, owning, or operating solar energy projects; provided, however, that such legal entities shall not be engaged in the design, manufacturing and sales of solar tracking technology and solar racking, mounting and foundation systems for utilities, businesses and homeowners.

“Permitted Liens” means (a) Liens for Taxes which are not yet due and payable or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) Liens imposed by applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to carriers, warehousemen, laborers, repairmen, materialmen and the like, (c) Liens arising from zoning ordinances, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property and which are not violated by the current use or occupancy of any Real Property or the operation of the Company’s business thereon and would not materially impair the value or the current use of such Real Property, (d) easements, covenants, conditions, restrictions and other similar matters affecting title to any Real Property which do not or would not materially detract from the value of or materially impair the use or occupancy of such Real Property or the operation of the business of the Company conducted thereon and (e) non-exclusive licenses to Proprietary Rights granted to customers in the ordinary course of business.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Present Fair Salable Value” means the amount that may be realized if the aggregate assets of a Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

“Pro Rata Percentage” means, with respect to each of the Guarantors, the percentage set forth opposite such Guarantor’s name on Schedule I hereto.

“Proceeding” means any demand, action, claim, suit, litigation, charge, investigation, inquiry, audit, mediation, arbitration, complaint or other proceeding (whether civil, criminal or administrative) by or before any Governmental Entity.

“Proprietary Rights” means all intellectual property or proprietary rights arising in any jurisdiction throughout the world, including the following: (a) patents, patent disclosures and any other similar rights to inventions (whether or not patentable or reduced to practice) and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (b) trademarks, service marks and trade dress, logos, slogans, Internet domain names, tradenames and other indicia of origin, together with all goodwill associated with any of the foregoing; (c) works of authorship, copyrights and, copyrightable works, and moral rights; (d) registrations, applications for registration, and renewals of any of the foregoing; (e) trade secrets, confidential and proprietary information, processes, methods, techniques, specifications, layouts, algorithms, compositions, and know-how; and (f) rights in software, technology, data and databases.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Reference Date” means January 1, 2023.

“Reorganization” means the series of transactions to be consummated prior to the Closing pursuant to which the Company shall distribute all of the Equity Securities in the Solar Project Entities held by the Company to Seller.

“Reorganization Documents” means the assignments, consents, approvals and any other documents or instruments executed or delivered by or on behalf of the Company, Seller or any of their respective Affiliates in connection with the Reorganization.

“Reorganization Retained Liability” means any liability or obligation (contingent or otherwise) of the Company arising under, or relating to, the Reorganization or the Solar Project Entities.

“Restricted Cash” means cash deposits (including, for the avoidance of doubt, all cash deposits in respect of Leased Real Property or otherwise), cash in reserve accounts, cash escrow accounts, custodial cash and cash subject to a lockbox, dominion, control of similar agreement or otherwise subject to any Taxes or legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purposes.

“Restricted Period” means the period commencing on the Effective Date and ending on the five (5)-year anniversary of the Closing Date.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions (meaning, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with applicable federal, state and local securities Laws.

“Seller Indemnified Parties” means Seller, its Affiliates and their respective direct and indirect equityholders, directors, officers, employees, agents, representatives, members, managers, partners, successors and assigns, as applicable.

“Solar Project Entities” means each of: (a) Taylorville Water Plan Solar 1, LLC, an Illinois limited liability company, (b) Collinsville Webster Solar 1, LLC, an Illinois limited liability company, (c) Collinsville Middle School Solar 1, LLC, an Illinois limited liability company, (d) Collinsville Kreitner Solar 1, LLC, an Illinois limited liability company, (e) Mattoon WWTP Solar 1, LLC, an Illinois limited liability company, (f) APA Charleston Ground Pump Station Solar 1, LLC, an Illinois limited liability company and (g) APA Charleston WWTP Solar 1, LLC, an Illinois limited liability company.

“Solvent” means, when used with respect to any Person, that, as of the date of determination (a) the Present Fair Salable Value of its assets will, as of such date, exceeds its probable liabilities on existing debts as they become absolute and matured (including, in any event, payments that may become due under the debt instruments as a result of the transactions contemplated hereby), (b) such Person will not have, as of such date, an unreasonably small amount of assets or capital for the business in which it is engaged or will be engaged, (c) such Person will be able to pay its debts as they become absolute and matured, in the ordinary course of business, (d) the sum of its debt does not exceed the fair value of its assets and (e) it does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature in the ordinary course of business. For purposes of the definition of “Solvent”, “debt” means liability on a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Target Working Capital” means $22,500,000.

“Tax” or “Taxes” means (a) any federal, state, local or foreign taxes, fees, charges, levies and other assessments imposed by any Governmental Entity, including income, gross receipts, franchise, payroll, employment, excise, ad valorem, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, retirement, unemployment, disability, workers compensation, real property, personal property, sales, use, transfer, value added, net worth, recording, escheat or unclaimed property, alternative, add-on minimum or other taxes, whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalties or additional amounts imposed by any Governmental Entity attributable to, or imposed upon, or with respect to any such taxes, fees, charges, levies or other assessments and (b) any liability in respect of any item described in clause (a) that arises as a result of any obligation to indemnify any other Person, by operation of Law, as transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, election, claim for refund, information return or other document (including any related or supporting schedules, statements or information, and including any amendments thereof or supplements thereto) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Entity responsible for the determination, assessment, imposition or collection of Taxes or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Territory” means the United States of America.

“Transaction Documents” means this Agreement, and any other agreement contemplated hereby or thereby.

“Transaction Expenses” means, to the extent not paid in full prior to Closing and without duplication (and without duplication of any amounts included in Indebtedness), the aggregate amount of all fees, costs and expenses incurred by the Company on behalf of itself, or Seller, the Guarantors or their respective Affiliates (in each case to the extent the Company is liable) in connection with the negotiation, preparation and execution of this Agreement (and any documents contemplated hereby) and the consummation of the transactions contemplated by this Agreement (and any documents contemplated hereby) and the general sales process of the Company leading to the execution of this Agreement, which shall include (a) any sale, transaction, change of control, stay, retention or similar bonuses or any success fees, severance or other payments payable to any Person by the Company, including under the terms of any Contract or otherwise, in connection with or upon the consummation of the transactions contemplated by this Agreement (and any documents contemplated hereby), and the aggregate amount of the employer portion of any payroll or other employment Taxes related thereto, (b) any fees or amounts payable by the Company pursuant to any management, monitoring, expense reimbursement, indemnification or similar agreements with the Company’s direct or indirect Affiliates or other equityholders including any accelerated costs or expenses and any termination costs, expenses or similar charges, (c) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses, (d) all brokers’ or finders’ fees, (e) any fees or expenses associated with obtaining the release and termination of any Liens (to the extent not included in the calculation of Indebtedness), (f) all of the premium payable for any “tail” insurance policy or policies purchased in accordance with Section 7.10, (g) 50% of the costs incurred by Buyer and its Affiliates associated with obtaining the R&W Insurance Policy, including the premium, broker, commission, underwriting fee, applicable taxes and related fees and (g) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity or third parties on behalf of the Company in connection with this Agreement (and the agreements contemplated thereby) and the consummation of the transactions contemplated hereby and thereby. For the avoidance of doubt, expenses incurred by Buyer (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement shall not be included in the determination of “Transaction Expenses.”

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Working Capital” means as of the Calculation Time, an amount equal to (a) Current Assets minus (b) Current Liabilities. The Parties acknowledge the working capital schedule attached hereto as Exhibit A represents an illustrative calculation of Working Capital as of March 31, 2025.

Section 1.2 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
2023 45X Credit	Section 2.9(a)
2024 45X Credit	Section 2.9(a)
2025 45X Credit	Section 2.9(a)
401(k) Plan	Section 7.3(b)
Accounting Firm	Section 2.4(b)
Active Job	Section 3.5(i)
Affiliate Arrangements	Section 3.22
Agreement	Preamble
Allocation Schedule	Section 7.2(e)
Antitrust Laws	Section 7.12(c)
Benefits Transition Period	Section 7.3(a)
Benefits Transition Services	Section 7.3(a)
Binder Agreement	Section 7.11
Buyer	Preamble
CBA	Section 3.7(d)
Claims	Section 7.8
Closing	Section 2.7(a)
Closing Date	Section 2.7(a)
Closing Item	Section 2.4(a)
Closing Payment	Section 2.7(d)(vi)
Closing Statement	Section 2.4(a)
Company	Preamble
Company Employee Benefit Plan	Section 3.15(a)
Company Interests	Recitals
Company Licenses	Section 3.17(b)
Company Proprietary Rights	Section 3.12(a)
Company Transaction	Section 7.1(d)
Confidential Information	Section 7.13(a)
Customer Assets	Section 3.28
Deferred Consideration	Section 2.6(a)
Deferred Consideration Anniversary	Section 2.6(a)
Deferred Consideration Installment	Section 2.6(a)
Deferred Consideration Shares	Section 2.6(a)
Dispute Notice	Section 2.4(b)
Earnout Stock	Section 2.5
Effective Date	Preamble
Employed Guarantor	Section 2.6(c)
End Date	Section 8.1(d)
Estimated Cash	Section 2.3(a)(i)
Estimated Closing Statement	Section 2.3(a)
Estimated Indebtedness	Section 2.3(a)(i)
Estimated Transaction Expenses	Section 2.3(a)(i)
Estimated Working Capital	Section 2.3(a)(i)
Excess Amount	Section 2.4(d)

Defined Term	Reference
Final Cash	Section 2.4(a)
Final Indebtedness	Section 2.4(a)
Final Transaction Expenses	Section 2.4(a)
Final Working Capital	Section 2.4(a)
Financial Statements	Section 3.5(a)
Guarantor(s)	Preamble
Indemnitee	Section 6.2(f)
Indemnitor	Section 6.2(f)
Indemnity Response Period	Section 6.2(f)
Insurance Policies	Section 3.16
Key Person	Recitals
Latest Balance Sheet	Section 3.5(a)
Lease Agreements	Section 7.16
Material Contract	Section 3.8(b)
Material Customers	Section 3.20
Material Vendors	Section 3.20
Non-Party Affiliates	Section 9.13
Out of Scope Employees	Section 7.3(a)
Out of Scope Entities	Section 7.3(a)
Parent	Preamble
Parent Guarantee	Section 9.12(c)
Parties	Preamble
Party	Preamble
Payment Information	Section 2.3(c)
Payoff Letters	Section 2.7(c)(xii)
Post-Closing Covenants	Section 6.1
Pre-Closing Period	Section 7.1(a)
Purchased Interests	Recitals
R&W Insurance Policy	Section 7.11
Registration Rights	Section 2.6(a)
Related Family Members	Section 3.22
Related Parties	Section 3.22
Release	Section 7.8(a)
Released Parties	Section 7.8(a)
Releasing Party	Section 7.8(a)
Representation Letter	Section 2.6(a)
Requisite Financial Statement Information	Section 7.14
Resolution Period	Section 2.4(b)
Review Period	Section 2.4(b)
Rule 144	Section 2.6(a)
SEC	Section 7.14
Seller	Preamble
Seller Guarantee	Section 9.12(a)
Seller	Preamble
Shortfall Amount	Section 2.4(d)
Supplies	Section 3.27(b)
Tax Contest	Section 7.2(b)
Third Party Claim	Section 6.2(g)
Transfer Taxes	Section 7.2(d)
WARN Act	Section 3.7(e)
WIP Report	Section 3.5(i)

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all rights, title and interests in and to all of the Purchased Interests, free and clear of all Liens (other than Securities Liens), such that immediately after the consummation of the Closing, the Company shall be a wholly-owned Subsidiary of Buyer.

Section 2.2 Purchase Price for Purchased Interests. The aggregate consideration for the Purchased Interests shall be (a) an aggregate amount equal to the Initial Purchase Price, which shall be subject to adjustment after the Closing pursuant to Section 2.4 and payable in accordance with Section 2.6 and Section 2.7(d)(vi), and (b) the potential Earnout Stock from Parent issuable in accordance with Section 2.5 and Exhibit B.

Section 2.3 Estimated Closing Statement.

(a) At least five (5) business days prior to the Closing Date, Seller shall prepare and deliver (after initial consultation with Buyer) to Buyer a statement (such statement, the “Estimated Closing Statement”), certified by Seller, setting forth:

(i) Seller’s good faith estimate, including supporting documentation and calculation, of (A) Cash (the “Estimated Cash”), (B) Working Capital (“Estimated Working Capital”), (C) the aggregate amount of Indebtedness as of immediately prior to the Closing (the “Estimated Indebtedness”) and (D) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”);

(ii) the resulting calculation of the Initial Purchase Price based on the calculation set forth in Section 2.3(a)(i), the Closing Payment and the Deferred Consideration; and

(iii) a true and correct list of the names, amounts and wire instructions for (A) each of the payees for any Indebtedness that is being repaid or otherwise extinguished as of the Closing, including all Indebtedness for Borrowed Money, (B) each of the payees for any Transaction Expenses which are being paid as of the Closing, and (C) Seller.

(b) During the period after the delivery of the Estimated Closing Statement and prior to the Closing, Buyer and its representatives shall (i) be permitted reasonable access, during normal business hours and upon reasonable advance notice, to the Company, its auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Buyer (including the information, data and work papers used by the Company’s auditors or accountants to prepare the Estimated Closing Statement) and (ii) have the opportunity to review and comment on the Estimated Closing Statement, and Seller and the Company shall each reasonably cooperate with Buyer in good faith to respond to any questions regarding the Estimated Closing Statement raised by Buyer and shall consider in good faith any comments from Buyer.

(c) Buyer and its Affiliates and representatives shall be entitled to rely, without any independent investigation or inquiry, on the information in Section 2.3(a)(iii) provided by Seller and as set forth in the Estimated Closing Statement (collectively, the “Payment Information”). None of Buyer or any of its Affiliates or any other Buyer Indemnified Party shall have liability to Seller or any of their respective Affiliates, any other payee set forth in the Estimated Closing Statement or any other Person for relying on the Payment Information, including the payment of any amounts payable by Buyer or its Affiliates pursuant to this Agreement, in each case, in accordance with the Payment Information. Seller hereby acknowledges and agrees that the Payment Information, when delivered, will be true and complete and hereby releases each Buyer Indemnified Party from any and all claims, suits or causes of action related to the Payment Information. The Payment Information may not be modified after delivery of the Estimated Closing Statement to Buyer except pursuant to a written instruction from Seller. Buyer and its Affiliates and representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Payment Information. For the avoidance of doubt, Seller shall be solely responsible for ensuring that the applicable Payment Information is true and correct.

Section 2.4 Post-Closing Adjustment.

(a) Within 90 calendar days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of the following items (each a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.4, the “Final Cash”); (ii)Working Capital (as finally determined pursuant to this Section 2.4, the “Final Working Capital”); (iii) the aggregate amount of Indebtedness as of immediately prior to the Closing (as finally determined pursuant to this Section 2.4, the “Final Indebtedness”); (iv) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.4, the “Final Transaction Expenses”); and (v) the resulting calculation of the Final Purchase Price, including the Closing Payment (as finally determined pursuant to this Section 2.4) and the Deferred Consideration (as finally determined pursuant to this Section 2.4).

(b) Seller shall have 30 calendar days after Seller’s receipt of the Closing Statement (the “Review Period”) within which to review Buyer’s calculation of the Closing Items. If Seller disputes any of the Closing Items, Seller shall notify Buyer in writing of its objection to such Closing Item(s) prior to the expiration of the Review Period, together with a description and supporting documentation of the basis for and dollar amount of such disputed items (a “Dispute Notice”). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Seller delivers to Buyer a Dispute Notice prior to the expiration of the Review Period. If Seller timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Seller in the Dispute Notice (or by Buyer as a result of the items disputed by Seller in any such Dispute Notice) shall be final, conclusive and binding on the Parties. Buyer and Seller shall, within 30 calendar days following Buyer’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Buyer is disputing as a result of the matters set forth in the Dispute Notice, or any disputed matters arising out of the foregoing) and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Buyer and Seller shall submit all items remaining in dispute to Grant Thornton LLP, or if Grant Thornton LLP is unable to serve, to a nationally recognized accounting firm mutually acceptable to Buyer and Seller (the “Accounting Firm”) for resolution by delivering within 15 calendar days after the expiration of the Resolution Period to the Accounting Firm their written position with respect to such items remaining in dispute. The fees and expenses of the Accounting Firm pursuant to this Section 2.4(b) shall be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion to the final allocation made by such Accounting Firm of any disputed Closing Items, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Firm ultimately resolves the dispute by awarding Seller $700 of the $1,000 disputed, then the fees, costs and expenses of the Accounting Firm will be 70% (i.e., 700 divided by 1,000) to Buyer and 30% (i.e., 300 divided by 1,000) to Seller. The Accounting Firm shall determine, based solely on the written submissions by Seller and Buyer, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Buyer and Seller in their respective submissions. The Parties shall request that the Accounting Firm make a decision with respect to all disputed items within 30 calendar days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all disputed items shall be set forth in a written statement by the Accounting Firm delivered simultaneously to Seller and Buyer and shall be final, conclusive and binding on the Parties, absent manifest error. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. Buyer and Seller shall promptly execute any reasonable engagement letter requested by the Accounting Firm and shall each cooperate fully with the Accounting Firm, including by providing the information, data and work papers used by each Party to prepare and/or calculate the Closing Items, making its personnel and accountants available to explain any such information, data or work papers and answering any written questions from the Accounting Firm, so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable.

(c) From and after Seller’s receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.4, Seller and its auditors, accountants and other representatives shall be permitted reasonable access, during normal business hours and upon reasonable advance notice, to the Company, its auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Seller (including the information, data and work papers used by Buyer or the Company’s auditors or accountants to prepare and calculate the Closing Items); provided that such access shall be solely for the purposes of verifying the information contained in the Closing Statement for purposes of this Section 2.4. As a condition to such access, Seller or its auditors, accountants or other representatives, as applicable, shall agree to maintain the confidentiality of any information provided or received as a result of such access and will enter into customary confidentiality agreements with Buyer or the Company, as applicable, as reasonably requested by Buyer in connection therewith.

(d) If the Final Purchase Price exceeds the Initial Purchase Price (such excess amount, if any, the “Excess Amount”), then within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Buyer shall, or shall cause the Company to, pay to Seller, by wire transfer of immediately available funds to an account designated by Seller in writing, an aggregate amount equal to 80% of the Excess Amount (for clarity, the remaining 20% of the Excess Amount shall be deemed satisfied in connection with the payment of Deferred Consideration to Seller pursuant to Section 2.6). If the Final Purchase Price is less than the Initial Purchase Price, (such shortfall amount, if any, the “Shortfall Amount”), then within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, the Shortfall Amount shall be satisfied, at Buyer’s election, by any or all of (but without duplication): (A) the forfeiture of a portion of any Deferred Consideration Installment(s) (as defined in Section 2.6(a)) Seller may be eligible to receive pursuant to Section 2.6, (B) the forfeiture of all or a portion of the Earnout Stock, with each such share of Earnout Stock having a value calculated using the Parent Common Stock Closing VWAP (as defined in Exhibit B), and which transfer or forfeiture of such Deferred Consideration Installment or Earnout Stock, as applicable, shall be automatically effective upon such election by Buyer without further action or approval of any Person and shall be recognized and deemed approved by Seller, Buyer and Parent, or (C) a wire transfer of immediately available funds from Seller to an account designated in writing by Buyer within 10 calendar days after Buyer’s election. Any forfeiture of value or payments made pursuant to this Section 2.4 shall be deemed an adjustment to the Final Purchase Price.

Section 2.5 Earnout. Subject to the terms and conditions of this Agreement and Exhibit B, the Parties agree that the terms and conditions set forth on Exhibit B shall apply to any issuance of Parent Common Stock to Seller described thereon (such Parent Common Stock, the “Earnout Stock”).

Section 2.6 Payment of Deferred Consideration.

(a) Subject to Section 2.6(b), Seller shall be eligible to receive an amount of consideration equal to 20% of the Final Purchase Price (the “Deferred Consideration”) in two equal installments of 10% of the Final Purchase Price (each, a “Deferred Consideration Installment”) on the applicable Deferred Consideration Anniversary in accordance with this Section 2.6. If payable, the first Deferred Consideration Installment shall be paid (or issued, as applicable) within five (5) Business Days of the first anniversary of the Closing Date, and the second Deferred Consideration Installment shall be paid (or issued, as applicable) within five (5) Business Days of the second anniversary of the Closing Date (each such anniversary, a “Deferred Consideration Anniversary”), in each case, by either or any combination of, as determined in Parent’s sole discretion, (i) a wire transfer of immediately available funds to the account(s) designated by Seller in the Estimated Closing Statement (or such other account(s) as Seller may designate to Buyer in writing at least five (5) Business Days prior to the applicable Deferred Consideration Anniversary) or (ii) the issuance by Parent of an aggregate number of shares of Parent Common Stock (rounded to the nearest whole share) equal to (x) the amount of the applicable Deferred Consideration Installment being paid in Parent Common Stock divided by (y) the closing price per share of Parent Common Stock on the Nasdaq Capital Market, or any other national securities exchange on which the shares of Parent Common Stock are then traded, on the last trading day immediately prior to the applicable Deferred Consideration Anniversary. All such Parent Common Stock comprising any Deferred Consideration (if any) shall be issued by Parent to Seller in book entry form and contain or be subject to the applicable restrictive legends set forth in Exhibit D. Notwithstanding anything to the contrary herein, to the extent that any issuance of Deferred Consideration Shares would require stockholder approval under Nasdaq Listing Rule 5635(a) and such approval has not been obtained, in lieu of issuing such Deferred Consideration Shares, Parent shall elect to pay such portion of the Deferred Consideration in cash in accordance with this Section 2.6. If Parent issues any shares of Parent Common Stock as Deferred Consideration (“Deferred Consideration Shares”), upon receipt of a Representation Letter (as defined below) in connection with each such issuance, as may be reasonably requested by Parent, and subject to Seller’s compliance with the provisions and requirements of Rule 144 promulgated under the Securities Act (“Rule 144”), Parent agrees to assist Seller to remove the restrictive legend from such Deferred Consideration Shares upon request, including (i) authorizing and directing, within ten (10) days of Parent’s receipt of the Representation Letter, Parent’s transfer agent to remove the restrictive legends, (ii) obtaining a legal opinion from Parent’s authorized counsel at Parent’s expense, which shall occur within ten (10) days of Parent’s receipt of the Representation Letter, and (iii) cooperating and communicating with Seller, its broker and the transfer agent to clear such Deferred Consideration Shares of restriction as soon as reasonably practicable. In connection with any such legend removal, Seller shall provide Parent any such information that Parent, its transfer agent or it counsel deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if applicable) a certification (x) that Seller is not an Affiliate of Parent (and a covenant to inform Parent if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction) and (y) regarding the length of time the Deferred Consideration Shares have been held (it being understood that Rule 144(d)(3)(iii) shall apply to any Deferred Consideration Shares) (any such certification, a “Representation Letter”). If, at the time any Deferred Consideration Shares are issued to Seller and such Deferred Consideration Shares are not eligible for resale pursuant to Rule 144 without volume or manner-of-sale restrictions, Parent shall use its commercially reasonable efforts to register such Deferred Consideration Shares for resale under the Securities Act (the “Registration Rights”) as soon as reasonably practicable. For the avoidance of doubt, Parent shall have no obligation to register, and Seller shall have no Registration Rights with respect to, any Deferred Consideration Shares if, upon issuance to Seller, such shares are eligible for resale pursuant to Rule 144 without volume or manner-of-sale restrictions.

(b) If the Shortfall Amount (if any) is satisfied pursuant to Section 2.4(d), the aggregate Deferred Consideration eligible for payment to Seller pursuant to Section 2.6(a) shall be increased by an amount equal to twenty percent (20%) of the absolute value of the Shortfall Amount. For the avoidance of doubt, it is the intent of this Section 2.6(b) to adjust the Deferred Consideration, in the event Seller is required to pay Buyer a Shortfall Amount, such that the aggregate consideration eligible to be paid to Seller in accordance with Section 2.2(a) is equal to the Final Purchase Price.

(c) Notwithstanding the foregoing, upon (i) the termination of the employment of any Guarantor, in each case who is employed by the Company (or an Affiliate thereof) pursuant to an Employment Agreement (an “Employed Guarantor”), for Cause (as such term is defined in such Employed Guarantor’s Employment Agreement) pursuant to Section 9(d) of such Employed Guarantor’s Employment Agreement or (ii) the voluntary resignation from employment from the Company (or any Affiliate thereof) by any Employed Guarantor pursuant to Section 9(f) of such Employed Guarantor’s Employment Agreement, the amount of any then unpaid (or unissued, as applicable) Deferred Consideration Installment that would otherwise be eligible for future payment (or future issuance, as applicable) pursuant to this Section 2.6 shall be reduced by an amount equal to such Employed Guarantor’s Pro Rata Percentage of such Deferred Consideration Installment.

Section 2.7 Closing; Conditions to Closing.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email at (i) 10:00 a.m. Eastern Time on the third Business Day following the satisfaction or waiver of the conditions to Closing set forth in Section 2.7(b), Section 2.7(c) and Section 2.7(d) (other than those to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) or (ii) such earlier date as the Parties agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date” and the Closing shall be deemed effective for all purposes as of the Calculation Time.

(b) Conditions to the Obligations of the Parties. The obligations of the Parties to effect the Closing are subject to the satisfaction (or waiver in writing) of each of the following conditions that as of the Closing:

(i) The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and any agreement with the Federal Trade Commission or Antitrust Division of the United States Department of Justice to not close shall not be in effect; and

(ii) There shall not be in effect any Law or Order (or any pending Proceeding which could reasonably result in an Order) restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated hereby.

(c) Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing) of each of the following conditions as of the Closing:

(i) Each of the (A) Fundamental Representations (other than the representations and warranties set forth in Section 3.11 (Tax Matters)) are true and correct in all respects and (B) representations and warranties contained in Article III or Article IV (including, the representations and warranties set forth in Section 3.11 (Tax Matters), but excluding the other Fundamental Representations) are true and correct in all respects, without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein, except where the failure of such representations or warranties to be so true and correct does not, individually or taken as a whole, have a Material Adverse Effect, in each of clauses (A) and (B), as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) Seller and the Company shall have performed in all material respects all the covenants and agreements required to be performed by it hereunder prior to the Closing;

(iii) There shall not have been a Material Adverse Effect since the date of this Agreement;

(iv) All of the non-Governmental Entity consents and approvals listed on Schedule 7.7 shall have been obtained and delivered to Buyer in form and substance reasonably acceptable to Buyer;

(v) Seller shall have delivered to Buyer a duly executed assignment in lieu of certificate in the form attached hereto on Exhibit C;

(vi) The Company shall have delivered to Buyer a certificate, signed by a duly authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.7(c)(i), Section 2.7(c)(ii) and Section 2.7(c)(iii) have been satisfied;

(vii) The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and duly executed by an authorized officer, (x) with certified copies of the Organizational Documents of the Company attached thereto, pursuant to which the Company certifies the accuracy, completeness and effectiveness of such Organizational Documents and (y) certifying copies of the resolutions of Seller, in its capacity as the sole member of the Company, authorizing and approving this Agreement, the other Transaction Documents to the Company is a party, and the transactions contemplated hereby and thereby, as having been duly and validly adopted and being in full force and effect as of the date hereof and the Closing Date;

(viii) The Company shall have delivered to Buyer a certificate, dated not earlier than ten (10) Business Days prior to the Closing Date, of the Governmental Entity of each jurisdiction in which the Company is formed or qualified to do business stating that the Company is in good standing or has comparable active status in such jurisdiction;

(ix) Seller shall have delivered to Buyer either (A) a duly executed certificate meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) to the effect that Seller is not a “foreign person” within the meaning of Section 1445 of the Code or (B) a properly completed and executed IRS Form W-9 of Seller;

(x) The Company shall have delivered to Buyer resignation letters, in form and substance reasonably acceptable to Buyer, executed by each of the officers of the Company with respect to whom Buyer has delivered written notice requesting resignation or removal at least two (2) Business Days prior to the Closing, confirming such individual’s resignation from his or her position as an officer of the Company;

(xi) Seller shall have delivered to Buyer the Estimated Closing Statement (including the Payment Information) and copies of all invoices received by the Company for Transaction Expenses payable by the Company from third parties prior to or in connection with the Closing in accordance with Section 2.3;

(xii) The Company shall have delivered to Buyer customary payoff letters with respect to all Indebtedness for Borrowed Money, in form and substance reasonably acceptable to Buyer, indicating the amount required to pay off in full all amounts owed in connection with such Indebtedness for Borrowed Money, and with an agreement either to provide and file or to authorize the filing of termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, at least three (3) Business Days prior to the Closing (the “Payoff Letters”);

(xiii) Seller shall have delivered evidence in form and substance reasonably satisfactory to Buyer that the Reorganization has occurred;

(xiv) Each of the Employment Agreements shall have remained in full force and effect;

(xv) (A) The Company shall have delivered to Buyer the Lease Agreements, duly executed by an authorized officer of the Company and (B) the Guarantors shall have caused the lessors in respect thereto to have executed each of the Lease Agreements; and

(xvi) The Company shall have terminated the agreements listed on Schedule 2.7(c)(xvi) without any liability or obligation on the Company from and after the Closing and shall have delivered to Buyer evidence thereof in form and substance reasonably acceptable to Buyer.

(d) Conditions to the Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver) of each of the following conditions as of the Closing:

(i) Each of the (A) Buyer Fundamental Representations are true and correct in all respects, and (B) representations and warranties contained in Article V (other than the Buyer Fundamental Representations) are true and correct in all respects, without giving effect to any “materiality” qualification or exception contained therein, except where the failure of such representations or warranties to be so true and correct does not, individually or taken as a whole, have a Material Adverse Effect on the Buyer’s ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each of clauses (A) and (B), as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it hereunder prior to the Closing;

(iii) Buyer shall have delivered to Seller a certificate, signed by a duly authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 2.7(d)(i) and Section 2.7(d)(ii) have been satisfied;

(iv) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and duly executed by an authorized officer, certifying copies of the resolutions or consent of Buyer authorizing and approving this Agreement, the other Transaction Documents contemplated by this Agreement to which Buyer is a party and the transactions contemplated hereby and thereby, as having been duly and validly adopted and being in full force and effect as of the date hereof and the Closing Date;

(v) Parent shall have delivered to Seller a certificate, dated as of the Closing Date and duly executed by an authorized officer, certifying copies of the resolutions or consent of Parent authorizing and approving this Agreement, the other Transaction Documents contemplated by this Agreement to which Parent is a party and the transactions contemplated hereby and thereby, as having been duly and validly adopted and being in full force and effect as of the date hereof and the Closing Date;

(vi) Buyer shall have delivered to Seller, by wire transfer of immediately available funds to the applicable account designated in the Estimated Closing Statement, in consideration for the purchase and sale of the Purchased Interests, an aggregate amount equal to 80% of the Initial Purchase Price (the “Closing Payment”);

(vii) Buyer shall have paid, or caused to be paid, an aggregate amount equal to the Estimated Transaction Expenses to the payees thereof as set forth in the Estimated Closing Statement by wire transfer of immediately available funds to the applicable accounts designated in the Estimated Closing Statement; and

(viii) Buyer shall have paid all Indebtedness for Borrowed Money pursuant to the Payoff Letters delivered to Buyer prior to the Closing by the Company to the payees set forth on such Payoff Letters, in each case, by wire transfer of immediately available funds to the accounts designated by such payees, which are set forth in the Estimated Closing Statement.

Section 2.8 Withholding. Buyer, the Company, and each of their Affiliates, representatives, and agents, and any other applicable withholding agent, shall be entitled to deduct and withhold from any payments made pursuant to this Agreement any amounts required to be deducted or withheld from such payment(s) under any federal, state, local or foreign Law. In the event any such amounts are so deducted or withheld, the amount deducted or withheld shall be treated as paid to the Person to whom such amounts would otherwise have been paid for purposes of this Agreement.

Section 2.9 45X Credits. Seller and the Company, are solely entitled to and will claim, with respect to the Company’s pre-Closing activities, the 45X Credit for Seller’s tax year ending 2023 (the “2023 45X Credit”), Seller’s tax year ending 2024 (the “2024 45X Credit”), and the portion of Seller’s tax year 2025 ending on the Closing Date (the “2025 45X Credit”). With respect to the 45X Credits available prior to the Closing Date, the Parties agree:

(a) Seller and the Company shall pursue the 2023 45X Credit as a general business credit that Seller’s members will claim on their federal income tax returns. Parent and Buyer agree to not make any amendments to any Tax Returns of the Company that adversely impacts Seller’s eligibility for the 2023 45X Credits.

(b) Seller and the Company shall pursue each of the 2024 45X Credit and the 2025 45X Credit arising on or prior to the Closing Date as a direct, refundable payment pursuant to Code Section 6417 and the Treasury Regulations thereunder, and will undertake all the requirements necessary to comply with the provisions of Code Section 6417 and the Treasury Regulations, including preparing Seller’s federal income tax return to receive the benefits of Section 6417 of the Code for the 2024 tax year and the portion of the 2025 tax year ending on the Closing Date. To the extent any payments with respect to Section 6417 of the Code are made to the Company after the Closing Date, the Company agrees to and shall (and Buyer and Parent agree to and shall cause the Company to) transfer such amounts to Seller via wire transfer within thirty (30) Business Days of the receipt thereof. Parent and Buyer agree to not make any amendments to any Tax Returns of the Company that adversely impacts Seller’s eligibility for the 2024 45X Credits, and except as otherwise provided for herein, the 2025 45X Credits.

(c) From and after the date of this Agreement, each Party shall timely execute and deliver such further documents and instruments and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the terms and carry out the purposes of this Section 2.9. Further, each Party will cooperate with Seller in connection with timely obtaining the benefits of the 2023 45X Credit, the 2024 45X Credit, and the 2025 45X Credit and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, such things as may be reasonably necessary or advisable in connection with Seller obtaining the benefits of the 2023 45X Credit, the 2024 45X Credit, and the 2025 45X Credit. Any expenses incurred by the Company, the Buyer, and/or the Parent in complying with this Section 2.9 shall be borne by Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Buyer and Parent that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1 Due Organization; Existence; Authorization. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Ohio and is qualified to do business as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Schedule 3.1 sets forth a complete and accurate list of all jurisdictions in the Company is qualified to do business as a foreign entity. The Company has the limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller, in its capacity as the sole member of the Company, has duly approved this Agreement on behalf of the Company, and the Company has all requisite power and authority to (a) enter into this Agreement and the other agreements contemplated by this Agreement, (b) consummate the transactions contemplated hereby and thereby, (c) own, lease and operate its properties and assets and (d) conduct its business as it is now being conducted. No other limited liability company proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has made available to Buyer all registers and books and records of the Company, each of which is, in all material respects, true, correct and complete. The Organizational Documents of the Company have been made available to Buyer and are complete and in full force and effect as of the date of this Agreement, and the Company is not in default under or in violation of any provision of such Organizational Documents.

Section 3.2 Noncontravention; Litigation.

(a) Except as set forth in Schedule 3.2, the consummation of the transactions contemplated hereby by the Company does not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, (v) result in the creation of any Lien upon the Company Interests under, or (vi) require any consent or approval from, or filing with, any Governmental Entity or third party under or pursuant to, (x) the Organizational Documents of the Company or (y) any Law, Order or Contract to which the Company is bound or subject.

(b) There is no Proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its properties or rights with respect to the transactions contemplated by this Agreement or any of the other agreements referenced herein.

Section 3.3 Capitalization.

(a) All of the Company Interests have been issued to, and are held by, Seller. There are no outstanding options, warrants, purchase rights, phantom equity, equity appreciation, Contracts, calls, puts, rights to subscribe, conversion rights, profit participation or similar equity-based rights, preemptive rights, rights of first refusal or rights of first offer or other similar rights to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition, voting (including in the form of a trust or proxy) or registration of any Equity Securities of the Company (other than this Agreement). The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Company Interests.

(b) Other than the Company Interests held by Seller, the Company does not have any other authorized or issued Equity Securities. Other than Seller, the Company does not and will not have any other holders of its Equity Securities. Except as set forth on Schedule 3.3(b), and except to the extent such Liens will be fully released and discharged at the Closing, the Equity Securities of the Company are free and clear of all Liens, other than Securities Liens. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities Laws or of any preemptive right or right of first refusal.

(c) As of the date of this Agreement, the Company has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation or own any Equity Securities in any Person, except the Solar Project Entities. As of the Closing Date, the Company has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation or own any Equity Securities in any Person.

(d) The Company has not violated in any material respect any applicable Laws (including securities Laws), accounting (including GAAP) principles or regulations, or any preemptive or similar rights created by statute, Organizational Document or agreement in connection with the offer, sale, issuance, grant or allotment of any of its Equity Securities.

(e) The Company does not have any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions of any kind which prevent the payment of the foregoing by the Company.

(f) No former direct or indirect holder of any Equity Securities of the Company has any claim or rights against the Company that remains unresolved or to which the Company has or may have (now or in the future) any liability and to the Knowledge of the Company, no such claim is threatened.

Section 3.4 Reorganization. The Reorganization shall be consummated prior to the Closing Date. After giving effect to the Reorganization, the Company will have no Subsidiaries and will not control, directly or indirectly, or have any direct or indirect equity participation or own any Equity Securities in any Person. There are no consents or approvals required to effect the Reorganization that have not been obtained or waived. Seller has made available copies of the fully executed and effective Reorganization Documents. Each Reorganization Document is legal, valid, binding, and enforceable against the Company, Seller and each of the Solar Project Entities, except, in each case, as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Company does not have any material liability arising from the consummation of the Reorganization. Other than the Reorganization Documents and as set forth on Schedule 3.4, none of the Solar Project Entities are party to any Contract between such Solar Project Entity, on the one hand, and the Company, on the other hand.

Section 3.5 Financial Statements.

(a) Attached as Schedule 3.5(a) are the following financial statements (collectively, the “Financial Statements”): (i) the reviewed consolidated balance sheet of the Company as of December 31, 2023 and the related reviewed consolidated statements of income, shareholder’s equity and cash flows for the fiscal year then ended, (ii) the audited consolidated balance sheet of the Company as of December 31, 2024 and the related audited consolidated statements of income, shareholder’s equity and cash flows for the fiscal year then ended and (iii) the unaudited consolidated balance sheet of the Company as of March 31, 2025 (the “Latest Balance Sheet”), and the related unaudited statements of income, shareholder’s equity and cash flows for the three (3)-month period then ended. Except as set forth on Schedule 3.5(a) or as otherwise noted therein, each Financial Statement was prepared from the books and records of the Company (which themselves are true and correct in all material respects) and, when taken together with the other Financial Statements, presents fairly in all material respects the combined assets, liabilities, equity, cash flows and financial condition of the Company as of the respective dates thereof and the operating results of the Company for the periods covered thereby, in each case, in conformity with GAAP, and to the extent not inconsistent therewith, on a basis consistent with past practices of the Company.

(b) The Latest Balance Sheet accurately reflects the accounts receivable of the Company as of the date thereof in accordance with GAAP and none of such accounts receivable are subject to any set offs, counterclaims, credits or other offsets, and are current and collectible and will be collected in accordance with their terms and their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet. Since the date of the Latest Balance Sheet, the accounts receivable of the Company have arisen in the ordinary course of business from bona fide transactions involving the sale of goods or products or the rendering of services. Except as set forth on Schedule 3.5(b), no Person has any Liens on any accounts receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company with respect to any accounts receivable.

(c) The Latest Balance Sheet accurately reflects the accounts payable of the Company as of the date thereof in accordance with GAAP, including each of the Financial Statements. The accounts payable of the Company reflected in the Latest Balance Sheet or accrued since the date of the Latest Balance Sheet, have arisen in the ordinary course of business from bona fide transactions and represent valid obligations arising from purchases actually made by the Company, and no such account payable or note payable is delinquent in its payment. Except as set forth on Schedule 3.5(c), the Company does not have any account payable to any Person that is affiliated with the Company or any director, manager, officer, employee, or equity holder of the Company.

(d) The Company’s inventory consists of a quantity and quality usable and salable in the ordinary course of business, is not slow-moving, obsolete, expired, defective or damaged, is merchantable and fit for its intended use, and is being actively marketed in normal commercial channels and in normal commercial quantities, subject only to the reserve for inventory write-down set forth on the face of the Latest Balance Sheet and adjusted for the passage of time through the Closing Date in accordance with the applicable past custom and practice of the Company.

(e) All books and records of the Company have been prepared, assembled and maintained in the ordinary course of business. The Company maintains books and records reflecting in all material respects its assets and liabilities that in reasonable detail accurately and fairly reflect its transactions and dispositions of their assets, and maintain or cause to be maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are accurately recorded in all material respects and as necessary to permit preparation of the financial statements of the Company and to maintain accountability for its assets; (ii) transactions are executed in accordance with management’s authorization; (iii) access to the records of the Company are permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets are compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(f) The Company’s system of internal control over financial reporting is reasonable and sufficient for a business of its size to record transactions as necessary in order to permit preparation of financial statements in accordance with GAAP. There are no (i) significant deficiencies in the design or operation of internal controls that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data in any material respect, (ii) material weaknesses in the Company’s internal controls, (iii) instances of (and no claims or allegations of) fraud or corporate misappropriation, whether or not material, that involves management or any other Person who has a significant role in the Company’s internal controls or, to the Company’s Knowledge, any other employee or member of management or (iv) material changes in the internal controls or disclosure controls and procedures of the Company.

(g) The Company’s independent accountants have not advised the Company of any significant deficiencies or material weakness in the Company’s disclosure controls and procedures.

(h) The Company has no liabilities except (i) liabilities reflected in, reserved against or otherwise described on the Latest Balance Sheet, in each case which are sufficient and have been established in accordance with GAAP and, to the extent not inconsistent therewith, on a basis consistent with past practices of the Company; (ii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which exceed $150,000 individually) and that do not constitute a violation or breach of any representation, warranty or covenant contained in this Agreement (and none of which is for a breach of Contract, tort, infringement, Proceeding, warranty or environmental, health or safety matter); and (iii) as set forth on Schedule 3.5(h).

(i) Attached as Schedule 3.5(i), is a complete list of unfinished projects, whether active or awarded but not yet commenced (each, an “Active Job”), for the Company as of the date of the Latest Balance Sheet showing for each such Active Job: (i) the customer name, (ii) the entity under an obligation to complete such project, (iii) any identification number associated with such Active Job (i.e., a job number), (iv) total contracted project revenue, (v) total billings to date, (vi) total costs incurred to date, (vi) estimated costs to complete, and (vii) the status and amount of any bid, performance, payment or similar contract bonds (collectively, the “WIP Report”). Except as set forth on Schedule 3.5(i), no Active Job (i) has resulted in a loss to the Company of greater than $50,000 as of March 31, 2025 or (ii) is expected to result in a loss to the Company of greater than $50,000 by the final completion of such Active Job. To the Company’s Knowledge, the WIP Report fairly presents in all material respects the work-in-process of the Company as of the Latest Balance Sheet and has been prepared in accordance with GAAP, in all material respects. Except as set forth on Schedule 3.5(i), the Company has not received any indication that, nor, to the Knowledge of the Company, is there, any customer in respect of any project listed on the WIP Report that plans to terminate or materially modify the engagement of the Company in respect of such project. In addition, the Company is not involved in any material claim or dispute in connection with any project listed on the WIP Report.

Section 3.6 No Material Adverse Effect. Since December 31, 2024, there has been no Material Adverse Effect.

Section 3.7 Absence of Certain Developments. Since December 31, 2024, the Company has operated its business in the ordinary course of business. Without limiting the generality of the foregoing, except as set forth on Schedule 3.7, since December 31, 2024, the Company has not:

(a) voluntarily or involuntarily sold, leased, assigned, transferred, surrendered, abandoned, permitted to lapse, waived, released or otherwise disposed of any material right, power, claim, debt, or any intangible or tangible material assets (including Proprietary Rights) or real, personal or mixed properties (other than the sale or disposal of inventory or obsolete equipment in the ordinary course of business) or mortgaged or encumbered any material properties or assets (including Proprietary Rights), whether real or personal;

(b) made or authorized any amendments, modifications or changes to the Organizational Documents of the Company;

(c) made, promised or granted any bonus, severance or incentive (whether equity-based or otherwise), or any salary or other compensation increase other than regularly scheduled or customary base wage or base salary increases in the ordinary course of business and consistent with past practices, to any current or former officer, director, senior executive, or other employee, consultant or individual service provider;

(d) (i) negotiated, modified, extended, amended, terminated or entered into any collective bargaining agreement or other Contract with a labor union, works council, labor organization, or other employee representative (each, a “CBA”) or (ii) recognized or certified any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of the Company;

(e) implemented or announced any reduction in force, plant closing, early retirement program, employee layoff, furlough, location closure, material reduction in compensation, hours or benefits, work schedule changes or similar actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (the “WARN Act”);

(f) entered into, commenced participation in, established, amended (including, for purposes of clarity, any amendment or other action to increase or accelerate vesting, payment or funding of any compensation or benefits), modified, terminated or adopted any Company Employee Benefit Plan or any plan, program agreement or arrangement that would be a Company Employee Benefit Plan if in effect as of the date of this Agreement;

(g) (i) hired, promoted or engaged or otherwise entered into any employment or consulting agreement or arrangement with any individual whose annual compensation opportunities would exceed $100,000, or (ii) terminated (other than for cause), furloughed, or temporarily laid off the employment or engagement of any individual whose annual compensation opportunities would exceed or exceeded $100,000;

(h) waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(i) made any change in any method of accounting or accounting policies (including any change in depreciation or amortization policies or rates);

(j) (i) made, changed or revoked any election relating to Taxes, (ii) changed a Tax accounting period or method of accounting, (iii) entered into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax liability, (iv) filed any amended Tax Return, or (v) surrendered any right to claim any refund of Taxes;

(k) entered into, amended, modified, altered or terminated any Material Contract or waived any rights thereunder;

(l) created, incurred, assumed or guaranteed any Indebtedness for Borrowed Money, letters of credit or guarantees;

(m) made any loan or advance to any Person, other than (i) advances to employees for business expenses to be incurred in the ordinary course of business consistent with the Company’s written expense reimbursement policy in the ordinary course of business, none of which has been outstanding more than 60 calendar days or (ii) any transactions with customers on credit in the ordinary course of business;

(n) cancelled any third-party indebtedness owed to the Company;

(o) (w) issued, sold, delivered, redeemed or purchased any Equity Securities, (x) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any Equity Securities, (y) adjusted, split, combined or reclassified any of its Equity Securities or (z) paid principal or interest on any note, bond, debt instrument or Indebtedness to any Affiliate of the Company;

(p) acquired by merging or consolidating with, or by purchasing the Equity Securities or a substantial portion of the assets of, or by any other manner, any Person, or formed any subsidiary or joint venture entity;

(q) instituted, compromised or settled any material Proceeding;

(r) (i) experienced or incurred any incident of damage, destruction or loss of any material property owned by the Company or used in the operation of its business that is not covered by insurance and having a replacement cost or fair market value in excess of $50,000 and (ii) there has not been any proceeds received from any claim made under any insurance policies maintained by the Company that have not been used to replace the property or assets the loss of which resulted in receiving such proceeds;

(s) authorized or incurred capital expenditures or commitments therefor in excess of $200,000 individually;

(t) accelerated the collection of or discounted accounts receivable, delayed the payment of accounts payable or accrued expenses, delayed the purchase of supplies or delayed capital expenditures, repairs or maintenance deferred the purchase price or prepayment of assets, or otherwise caused the Company’s current assets and current liabilities to deviate from historical balances in a manner that is material and outside the ordinary course of business;

(u) taken any action or failed to take any action that has or has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods, sales to customers or others that would otherwise be expected to occur after the Closing in the ordinary course of business;

(v) introduced any material change with respect to the business of the Company, including with respect to the products or services sold by the Company, the areas in which such products or services are sold or its methods of manufacturing or distributing its products, or failed to maintain inventory, at levels (by product type) consistent with the Company’s ordinary course of business, or otherwise varied any inventory practices or marketing techniques in any material respect from the ordinary course of business of the Company;

(w) licensed any of its Proprietary Rights, except for non-exclusive licenses on the Company’s form customer agreement granted to customers in the ordinary course of business;

(x) failed to maintain in full force and effect any Insurance Policy in effect, except for any policy replaced by a new or successor policy of substantially similar coverage;

(y) adopted or entered into any plan of dissolution or liquidation of the Company; or

(z) authorized or entered into any agreement or commitment (whether written or oral) to do any of the foregoing.

Section 3.8 Contracts.

(a) Except as set forth on Schedule 3.8(a), the Company is not a party to, or bound by, any:

(i) CBA;

(ii) Contract relating to Indebtedness for Borrowed Money or letter of credit arrangements or any Contract that restricts, limits or otherwise prohibits the Company from making dividends or distributions to its equityholders;

(iii) any Contract granting any Person a material Lien on all or any part of the material assets of the Company, other than Liens which will be released in full at or prior to the Closing and Permitted Liens;

(iv) (A) license or royalty Contract with respect to any Proprietary Rights to which the Company is a party as licensee, sublicensee, licensor or sublicensor, or under which the Company is obligated to pay or has the right to receive a royalty, license fee or similar payment (other than Contracts relating to unmodified, commercially available off-the-shelf software licensed for less than $100,000 in annual fees), (B) Contract relating to the development or ownership of any Proprietary Rights of the Company, (C) Contract limiting the Company’s ability to use or enforce any Proprietary Rights;

(v) joint venture, partner or similar Contract, including any Contract involving a sharing of the profits, losses, costs or liability of the Company with any other Person;

(vi) any lease with respect to Real Property or personal property under which the Company is either a lessor, sublessor, lessee or sublessee;

(vii) power of attorney;

(viii) Contract for the sale, transfer or acquisition of any material assets, equity interest or business of the Company (other than those providing for sales, transfers or acquisitions of inventory in the ordinary course of business consistent with past practice) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Securities or business of the Company, in each case, under which there are material outstanding obligations of the Company;

(ix) Contract for any acquisition or divestiture of an operating business, material assets or Equity Securities of any Person that contains an “earn-out” provision or other contingent or future payment obligations that have not been satisfied in full;

(x) Contract (A) that contains a provision prohibiting, limiting or restricting the Company from competing, engaging in any line of business, or soliciting business in any market or jurisdiction, (B) that provides for any “most favored nation” pricing provisions in favor of the Company with respect to any supplier’s goods or services or is in any way restrictive upon the Company in favor of any purchaser of goods or services from them, (C) containing exclusivity provisions or any restriction on the ability to pay dividends or make distributions after the Closing (but excluding agreements regarding the non-use or non-disclosure information entered into in the ordinary course of business with the suppliers or vendors of the Company), (D) that provides for any material price reductions, discounts, rebates, credits or other concessions outside of the ordinary course of business or (E) that contains any minimum volume commitment (for clarity, other than and specifically excluding any client, customer, supplier or vendor purchase orders entered in the ordinary course of business and consistent with past practices that contemplate future releases or orders against such purchase order), take-or-pay or similar obligation of the Company or any of its customers or suppliers;

(xi) Contract involving the settlement of any Proceeding or threatened Proceeding;

(xii) Affiliate Arrangements;

(xiii) Contract or group of related Contracts for a project pursuant to which the Company is obligated to provide goods or services, (A) the performance of which requires aggregate payments to or from the Company in excess of $500,000 per year, (B) that has a term of more than one (1) year and (C) that is not terminable by the Company with less than 60 calendar days’ notice and without penalty;

(xiv) Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $200,000 by the Company;

(xv) Any settlement, conciliation or similar agreement or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement;

(xvi) Contract that includes a change of control, sale or retention bonus or similar payment, commitment, obligation arrangement or that results in the payment of money by the Company as a result of the transactions contemplated by this Agreement;

(xvii) Contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis providing annual compensation opportunities in excess of $75,000 (or that may not be terminated by the Company upon 30 days or less advance notice without further payment, liability or obligation);

(xviii) Contracts with Material Customers;

(xix) Contract with a Governmental Entity or Government Contracts;

(xx) Contract the primary purpose of which is to issue or provide a material indemnification obligation by the Company;

(xxi) individual purchase orders in effect as of the Closing Date which obligate the Company to purchase any materials or equipment which has a fair market value in excess of $250,000; or

(xxii) Contract that provides for any material price reductions, or any credit note or credit memorandum outside of the ordinary course of business.

(b) Except as specifically disclosed on Schedule 3.8(b), each Contract listed (or which should have been listed) on Schedule 3.8(a) (each, a “Material Contract”) is legal, valid, binding, enforceable against the Company and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has delivered or made available to Buyer true, complete and accurate copies of each Material Contract, including all amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto. The Company is not in default in any material respect under any Material Contract, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would be reasonably likely to constitute a default in any material respect thereunder or cause the acceleration of any of the Company’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens. To the Company’s Knowledge, no third party is in default in any material respect under any Material Contract to which the Company is a party. Except as set forth in Schedule 3.8(b), the Company has not received written, or, to the Company’s Knowledge, oral notice of termination, cancellation or non-renewal of any Material Contract.

Section 3.9 Brokerage. Except as set forth on Schedule 3.9, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees, financial advisory fees or similar fees in connection with the transactions contemplated hereby by reason of any action taken by or on behalf of the Company, Seller or any of their respective Affiliates, directors, managers, officers, employees, representatives or agents. The Company shall be solely responsible for any such fees (which shall be included as a Transaction Expense to the extent not paid prior to the Closing).

Section 3.10 Real Property.

(a) Schedule 3.10(a) sets forth the address of each Leased Real Property and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Buyer a true and complete copy of each such Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto), and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on Schedule 3.10(a), with respect to each of the Leases: (i) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) such Lease is legal, valid, binding, enforceable and in full force and effect; (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease; (iv) neither the Company nor, to the Company’s Knowledge, any other party to such Lease is in breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no counterparty to any Lease has delivered notice to the Company that it intends to terminate such Lease, and to the Knowledge of the Company, no such termination has been threatened; and (vi) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

(b) The Leased Real Property identified on Schedule 3.10(a) comprises all of the real property used or intended to be used in, or that otherwise relates to, the business of the Company.

(c) All Leased Real Property is in good condition and sufficient for the business and operations conducted by the Company thereon. There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any Real Property or any part thereof or interest therein, and the Company has not received any written notice of the intention of any Governmental Entity to take or use all or any part thereof.

(d) Except as set forth on Schedule 3.10(d), the Company does not own and has never owned, any Owned Real Property.

Section 3.11 Tax Matters.

(a) The Company has duly and timely filed all income, franchise and other material Tax Returns required to be filed by or with respect to it pursuant to applicable Laws, and such Tax Returns (including any amendments thereto) are true, accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. The Company has timely paid all in full Taxes due and payable by it (whether or not shown on any Tax Return) to the appropriate Taxing Authority. At all times prior to the Closing Date, the Company has complied with all applicable Laws with respect to Taxes. All Taxes of the Company accrued or incurred since the last filed Tax Returns have been paid or accrued as current liabilities in the latest Financial Statements, or to the extent such Taxes were accrued or incurred after the date of the Latest Balance Sheet, are included as current liabilities in Working Capital.

(b) There are no Liens (other than Permitted Liens) on the assets or properties of the Company, or the Company Interests, that have arisen in connection with any failure or alleged failure to pay any Taxes.

(c) The Company has complied with all applicable Laws relating to the withholding and payment of Taxes, and the Company has withheld and timely paid all Taxes (including nonresident state income Tax withholding) required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party. All Persons who have provided services to the Company and have been classified by the Company as independent contractors for purposes of Tax withholding laws were properly classified, and the Company has fully and accurately reported their compensation on IRS Form 1099 when required to do so.

(d) No claim has been made by a Taxing Authority in a jurisdiction where the Company does not currently file a Tax Return that any Tax Return is required to be filed in, or that the Company is or may be subject to taxation by, that jurisdiction.

(e) No federal, state, local, or foreign Tax audits, examinations, or administrative or judicial Proceedings are pending, being conducted or threatened in writing with respect to the Company. The Company has not received from any federal, state, local, or foreign Taxing Authority any written notice indicating an intent to open an audit or other review, requesting information relating to Tax matters, or issuing a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by a Taxing Authority against the Company. No deficiencies for any Taxes have been proposed, asserted, or assessed in writing against the Company that have not been paid in full or withdrawn.

(f) The Company has not (i) waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of the Company for any period which waiver or extension is still outstanding or (ii) granted to any Person any power of attorney with respect to any Tax matter that is currently in force.

(g) The Company has delivered to Buyer true copies of the federal, state, and local Tax Returns relating to the Company (and amended Tax Returns, revenue agents’ reports, proposed and final assessments, statements of deficiencies, and other notices from the IRS or state or local Taxing Authorities) for each of its preceding five (5) taxable years.

(h) The Company has not engaged in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) or any similar provision of U.S. state or local or non-U.S. Law.

(i) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contractual obligation to pay the Tax obligations of another Person or to pay the Tax obligations with respect to transactions relating to any other Person (other than any customary agreements with customers, vendors, lenders, or the like entered into in the ordinary course of business the primary purposes of which does not relate to Taxes).

(j) The Company is not and has not been a member of a consolidated, combined, unitary, or other group of companies for Tax purposes or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign income Tax Law), as a transferee or successor, by operation of Law, by Contract, or otherwise.

(k) The Company will not be required to pay any additional Taxes, or include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, any method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or before the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) existing on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or before the Closing Date, (v) prepaid amount received on or before the Closing Date, (vi) as a result of Section 965 of the Code or (vii) use of any cash method of accounting for any Pre-Closing Tax Period.

(l) The Company, for U.S. federal income tax purposes, (i) is and has been, since December 31, 2023, an entity disregarded as separate from its members, and (ii) was, at all times from the date of its organization prior to December 31, 2023, a partnership.

(m) The Company has not distributed stock of another Person, or had any of its membership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(n) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond-financed property” (within the meaning of Section 168(g)(5) of the Code).

(o) Certain of the products that the Company produces are eligible components within the meaning of Code section 45X and the Treasury Regulations thereunder and the Company, and if applicable, Seller, are eligible taxpayers within the meaning of Code section 45X for purposes of claiming the 45X Credit.

(p) Neither Seller nor the Company has entered into any contract manufacturing arrangements, within the meaning of Treasury Regulations section 1.45X-1(c)(3) pursuant to which Seller or the Company have agreed that a party to such agreement is the eligible taxpayer (within the meaning of Code section 45X) that will claim the 45X Credit.

(q) For all Pre-Closing Tax Periods, the Company, or if applicable, an Affiliate of the Company or Seller, has satisfied all of the requirements to claim, or be eligible to claim, the 45X Credit, including, to the extent applicable, satisfying the requirements under Code section 6417.

(r) For all Pre-Closing Tax Periods, the Company and Seller have claimed, or will claim, 45X Credits only with respect to eligible components (within the meaning of Code section 45X) that Company or Seller produced and shipped prior to the end of the Pre-Closing Tax Period.

Section 3.12 Proprietary Rights and Data Matters.

(a) The Company exclusively owns all right, title and interest in and to, or has sufficient rights to use pursuant to a written license agreement, all of the Proprietary Rights used in or necessary for the conduct of the business of the Company as currently conducted and as anticipated to be conducted immediately following the Closing (the “Company Proprietary Rights”), free and clear of all Liens (other than Permitted Liens).

(b) Schedule 3.12(b) sets forth a complete list of the following Company Proprietary Rights: (i) issued patents and pending patent applications; (ii) registrations and applications for registration of any copyrights; (iii) registrations and applications for registration of any trademarks; (iv) all material unregistered trademarks; and (v) material Internet domain name registrations. Except as set forth on Schedule 3.12(b), all Company Proprietary Rights owned by the Company that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are unexpired, subsisting, valid and enforceable.

(c) Except as set forth on Schedule 3.12(c), in the last six (6) years, (i) no written claim contesting the validity, enforceability, registerability, patentability, use or ownership of any Company Proprietary Rights has been received by the Company and none is threatened in writing; (ii) the Company has not infringed or misappropriated, and is not infringing or misappropriating, any Proprietary Rights of any Person in any material respect; and (iii) the Company has not received any written notices of any infringement or misappropriation of any Proprietary Rights of any Person. To the Company’s Knowledge, no Person is infringing or misappropriating, or in the last six (6) years has infringed or misappropriated, any Company Proprietary Rights owned by the Company.

(d) The Company has taken commercially reasonable steps to protect preserve and maintain the Company Proprietary Rights and any other confidential information of the Company. No such confidential information of the Company has been disclosed or is authorized to be disclosed by the Company to any Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement. Each current and former employee, consultant, and independent contractor of the Company that has developed or is developing material Proprietary Rights for the Company has entered into a valid and enforceable written agreement with the Company assigning to the Company all Proprietary Rights created by such Person within the scope of such Person’s duties with the Company and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company. To the Company’s Knowledge, no current or former employee, consultant, or independent contractor of the Company is in violation of such agreement.

(e) The Company complies with, and has complied with, all Data Security Requirements in all material respects. Neither the execution and delivery of this Agreement nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any Data Security Requirement. Since the Reference Date, the Company has not experienced any breach of security, phishing incident, ransomware or malware attack, or other incident in which confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals was or may have been accessed, disclosed, or exfiltrated in an unauthorized manner, and the Company has not received any written notices or complaints from any Person or, to the Company’s Knowledge, been the subject of any claim, proceeding, or investigation with respect thereto or with respect to the Company’s compliance with any Data Security Requirements.

(f) The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Computer Systems used in the operation of the business of the Company (and all information stored or contained therein or transmitted thereby) and to prevent any unauthorized use, access, interruption, or modification of the Computer Systems (and all information stored or contained therein or transmitted thereby). The Computer Systems (i) are sufficient for the immediate and currently anticipated future needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the business of the Company. Since the Reference Date, there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any such Computer Systems (or the information stored or contained therein or transmitted thereby). The Company maintains a data back-up and recovery process and is in the process of implementing a standard, formal and commercially reasonable written plan and policy to address emergency data back-up and recovery processes and procedures.

Section 3.13 Litigation. Except as set forth on Schedule 3.13, there are no, and since the Reference Date, there have been no, Proceedings pending or, to the Knowledge of the Company, threatened, against or involving the Company or any director, officer or employee of the Company (in their capacity as such), at law or in equity, before or by any Governmental Entity. The Company is not subject to or bound by any material outstanding Orders. The Company has not initiated any Proceedings that are currently pending and does not currently intend to initiate any Proceedings.

Section 3.14 Labor Matters.

(a) Except as set forth in Schedule 3.14(a), the Company is not a party to or bound by any CBA, and none are currently being negotiated, and no employees of the Company are represented by any labor union, works council, employee representative, group of employees or other labor organization with respect to their employment with the Company. There are no strikes, work stoppages, slowdowns, material labor grievances, material labor arbitrations, lockouts, picketing, hand billing, unfair labor practice charges, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company and no such disputes have occurred or been threatened since the Reference Date. Since the Reference Date, there have been no ongoing or, to the Knowledge of the Company, threatened union organizing or decertification activities affecting the Company. Since the Reference Date, the Company has not committed any unfair labor practice, and there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened against the Company by or before the National Labor Relations Board or any analogous Governmental Entity. Since the Reference Date, the Company has not implemented any plant closing or layoff of employees or similar action that triggered notice or other requirements of the WARN Act and no such actions are currently contemplated, planned, or announced.

(b) Except as set forth on Schedule 3.14(b), during the 90-day period immediately preceding the Closing Date, there have been no involuntary terminations of employment of any employees of the Company.

(c) The Company is currently, and since the Reference Date has been, individually and in the aggregate, in compliance in all material respects with all applicable Laws relating to employment, employment practices and labor, including all Laws relating to terms and conditions of employment, wages and hours (including the classification and treatment of independent contractors and exempt and non-exempt employees), paid time off, employee leave issues, employment discrimination, retaliation, harassment, restrictive covenants, pay transparency, workers’ compensation, termination and severance pay, human rights, occupational health and safety, equal opportunity, labor relations, collective bargaining, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), whistleblowing, disability rights or benefits, plant closures and layoffs (including the WARN Act), employee trainings and notices, affirmative action, unemployment insurance, automated employment decision tools and other artificial intelligence.

(d) Except as could not result in material Losses for the Company, (i) the Company has fully and timely paid all (A) wages, salaries, overtime, wage premiums, commissions earned, bonuses, expense reimbursements, severance and termination payments, fees and other compensation that has come due and payable to its current and former employees and other service providers under applicable Law, Contract, or policy of the Company; and/or (B) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation, and (ii) each individual who is providing or within the past three (3) years has provided services to the Company and is or was classified and treated as an independent contractor, overtime exempt employee, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(e) Schedule 3.14(e) contains a true, correct and complete list, as of the date hereof, of (i) all employees of the Company by name or employee ID, (ii) each such employee’s gross compensation (including annual bonuses) with respect to the most recently completed fiscal year, (iii) annual salary or hourly wage rate (as applicable), (iv) job title, (v) FLSA exempt or non-exempt classification, (vi) work location, (vii) full-time or part-time status, (viii) each such employee who is on a leave of absence (and, if so, the nature of such leave and the expected date of return to work, if any), (ix) visa status (as applicable), (x) date of hire, and (xi) employing entity. If any employee listed in Schedule 3.14(e) has given any notice or any indication to the Company of an intention to terminate their employment, retire or otherwise seek employment outside the Company within one (1) year of the Closing, or to the Knowledge of the Company any such indication is contemplated, such notice or indication is indicated in Schedule 3.14(e).

(f) Except as set forth in Schedule 3.14(f), since the Reference Date, there have been no pending or, to the Knowledge of the Company, threatened employment discrimination, employee health and safety (including with respect to Hazardous Materials), unfair labor practice, wage and hour, unemployment compensation, worker’s compensation, union grievances or other labor- or employment-related Proceedings against or related to the Company.

(g) The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations of which it is aware or has been made aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material Losses with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.

(h) To the Knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(i) To the Knowledge of the Company, all employees of the Company who are working in the United States are legally authorized to work in the United States.

(j) Since the Reference Date, the Company has completed and retained employment verification paperwork required under applicable Law, including the Immigration Reform and Control Act of 1986, for all employees.

(k) There are currently no, and since the Reference Date there have not been any, violations, citations, charges, claims or investigations, pending or, to the Knowledge of the Company, threatened, against the Company under the Occupational Safety and Health Act of 1970, as amended, 29. U.S.C. §651, et seq. or any similar foreign, federal, state or local Law.

(l) The employees of the Company represent the entirety of the individuals whose employment primarily involves providing or performing services with respect to the Company. The employees of the Company include all of the individuals required to operate the Company as presently operated.

Section 3.15 Employee Benefit Plans.

(a) Schedule 3.15(a)(i) sets forth a complete and correct list of each Company Employee Benefit Plan. For purposes of this Agreement, “Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all other retirement, profit sharing, bonus, incentive, commission, savings, provident fund, gratuity, employment, consulting, severance, separation, change in control, retention, stay, deferred compensation, equity or equity-based, vacation, paid time off, fringe benefit, cafeteria plan, salary continuation, health, welfare, dependent care assistance and each other benefit or compensation, plan, program, policy, agreement, arrangement or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or under or with respect to which the Company has any current or contingent liability or obligation, other than plans maintained by Governmental Entities. With respect to each Company Employee Benefit Plan, the Company has made available to Buyer copies of (i) the current plan and trust documents, including all amendments thereto, (ii) the most recent summary plan description and summary of material modifications, (iii) the most recent determination letter or opinion letter received from the IRS, (iv) the most recently filed IRS Form 5500 annual report (and all schedules and attachments thereto), (v) all related insurance contracts or other funding arrangements and (v) any non-routine correspondence with any Governmental Entity.

(b) No Company Employee Benefit Plan provides, and the Company has not promised to provide, post-employment, post-ownership or post-termination health or other welfare benefits other than as required under Section 4980B of the Code for which the covered Person pays the full cost of coverage. No Company Employee Benefit Plan is, and neither the Company nor any ERISA Affiliate, sponsors, maintains, contributes to, or has any current or contingent liability or obligation under or with respect to, (i) any “defined benefit plan,” as defined in Section 3(35) of ERISA, or any other plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) any Multiemployer Plan, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). The Company has no current or contingent liability or obligation: (i) under Title IV of ERISA; or (ii) on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a current favorable determination or opinion letter from the IRS and has been amended to comply with subsequent legal requirements to the extent the amendment is required by the IRS to have been made as of the date hereof, and nothing has occurred that could adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, maintained, funded and administered in accordance and in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. All contributions, distributions, reimbursements, and premiums required to be made with respect to any Company Employee Benefit Plan prior to the Closing have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and any such amounts not yet due have been paid or, to the extent required by GAAP, properly accrued. There is no pending or, to the Knowledge of the Company, threatened, claims or Proceedings with respect to any Company Employee Benefit Plan (other than routine claims for benefits). The Company has not incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no material breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan.

(d) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, except with respect to Out of Scope Employees,: (i) result in any payment or benefit (whether in cash, property, the vesting of property, the forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer, director, independent contractor or other individual service provider; (ii) increase, or accelerate the time of payment, funding or vesting of, any compensation or benefit, whether under any Company Employee Benefit Plan or otherwise; (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Benefit Plan or (iv) result in any payment or benefit (whether in cash, property, the vesting of property, the forgiveness of indebtedness or otherwise) that could, individually or together with any other payment or benefit, be characterized as an “excess parachute payment” within the meaning of Code Section 280G.

(e) Each Company Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder, in all material respects, and no amount under any Company Employee Benefit Plan is, or is reasonably expected to be, or has been subject to the interest or additional tax set forth under Section 409A of the Code. The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any individual for any Taxes, including under Code Section 409A or 4999.

Section 3.16 Insurance. The Company has in place policies of insurance in amounts and scope of coverage as set forth Schedule 3.16 (including the names of the carriers of the policies, the named insured, the policy limit and the expiration date thereof) and each such policy (the “Insurance Policies”) is in full force and effect and all premiums are currently paid (and have been paid for all applicable periods under such policies) in accordance with the terms of such policy, complete and correct copies of which have been made available to Buyer. The Company has complied in all material respects with the terms and provisions of the Insurance Policies and the Company is not in breach or default in any material respect with respect thereto. No written notice of cancellation or termination has been received by the Company with respect to any of the Insurance Policies. To the Company’s Knowledge, the insurance coverage of the Company is of a kind and type customarily carried by entities of similar size engaged in similar lines of business. The Company have given timely notice to their insurers of all material claims that may be insured by the Insurance Policies, and insurance coverage of such claims has not been denied or disputed by any insurer. Schedule 3.16 also sets forth any pending policy claims in excess of $50,000. Except as set forth on Schedule 3.16, the consummation of the transactions contemplated by this Agreement will not affect coverage under any such Insurance Policies.

Section 3.17 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.17(a), the Company (i) is currently, and since the Reference Date has been, in compliance in all material respects with all applicable Laws and all Orders applicable to the Company or its properties or assets and (ii) since the Reference Date has not received any notice alleging any default or violation of any Law or Order.

(b) The Company possesses all material licenses and permits necessary to operate and conduct its business as it is presently being conducted (the “Company Licenses”), and to own its properties and assets, and such licenses and permits are in full force and effect. Except for the licenses set forth on Schedule 3.17(b), all Company Licenses are held by, and in the name of the Company and not any individual employee or other Person. Except as disclosed in Schedule 3.17(b), no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Company to use such permit.

(c) Except as set forth on Schedule 3.17(c), no member of the senior management team of the Company (i.e., each employee with a title of Vice President (or equivalent) or higher), has had, during their term of employment with the Company, any allegations or claims of domestic violence, sexual misconduct, abuse or harassment made against him or her, and to the Company’s Knowledge, no other such allegations or claims have been made to the Company, its senior management team or human resources department that is against any other current employee of the Company.

Section 3.18 Environmental Matters. Except as set forth in Schedule 3.18, (a) the Company is, and, since the Reference Date, has been, in compliance in all material respects with all Environmental Laws; (b) the Company has obtained and maintained, and is, and since the Reference Date has been, in compliance in all material respects with, all Environmental Permits required for the operation of the Company’s business and the occupation of their facilities; (c) the Company has not received any notice, report, Order, directive or other information regarding any actual or alleged material violation by the Company of, or material liabilities of the Company under, Environmental Laws; (d) there has been no disposal or arrangement for or permitting the disposal, handling, manufacturing, treating, processing, storage, generation, transportation, distribution, sale, marketing, release or installation of, exposure of any Person to, or contamination by, any Hazardous Materials, and no Hazardous Materials are present on, at, in, upon and/or migrating to or from the Real Property, in each case that has resulted or would result in a material liability of the Company under Environmental Law; (e) there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company relating to a material violation of, or material liability under, Environmental Laws, and the Company is not subject to any Order of any Governmental Entity relating to a material violation of, or material liability under, Environmental Laws; (f) the Company has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the material liability of any other Person under any Environmental Law or relating to Hazardous Materials; and (g) Seller and the Company have furnished to Buyer all environmental assessments, audits, reports and studies and all other material environmental, health or safety documents with respect to the Company’s current or former operations, facilities or properties that are in their possession or under their reasonable control.

Section 3.19 Officers and Bank Accounts. Schedule 3.19 lists all (a) directors, managers and officers of the Company and (b) bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company. There are no bank accounts, safety deposit boxes or lock boxes of Seller or any of their respective Affiliates (other than the Company) that contain funds that are properly attributable to the Company.

Section 3.20 Customers and Suppliers. Schedule 3.20 sets forth a true and complete list of (a) the top 10 customers of the Company (collectively, the “Material Customers”) based on the gross sales attributable thereto for the period from January 1, 2024 through March 31, 2025 and (b) the top 10 suppliers of the Company (the “Material Vendors”) based on the gross purchases attributable thereto for the period January 1, 2024 through March 31, 2025. Except as set forth on Schedule 3.20, (x) no Material Customer has provided notice to the Company that such Material Customer intends to cease being a customer or materially reduce the amount of or change the terms with respect to goods or services such Material Customer purchases from the Company and (y) no Material Vendor has provided notice to the Company that such Material Vendor intends to cease doing business with or materially reduce or change the terms of such business with the Company. There are no suppliers of products or services to the Company that are material to the business of the Company with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

Section 3.21 Title to Assets. Except as set forth on Schedule 3.21, the Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets (whether real, personal, tangible or intangible) that are used by the Company, free and clear of all Liens other than Permitted Liens.

Section 3.22 Affiliate Transactions.

(a) Except as set forth on Schedule 3.22(a), no officer, director, employee, manager, equityholder or Affiliate of the Company or any Affiliate of such Person (but excluding the Company) (collectively, the “Related Parties”), or to the Company’s Knowledge, any member of such Persons’ immediate family (collectively, the “Related Family Members”): (a) is a party to or interested in any Contract or transaction involving the Company; (b) owes any amounts to or is obligated for any liability to the Company; (c) has any interest in any assets or property, tangible or intangible, owned by the Company or used by the Company to conduct its business, other than in such Person’s capacity as an equityholder of the Company; or (d) has a direct or indirect ownership interest in (x) any Person with which the Company has a material business relationship or (y) any Person that competes with the Company, in each case, other than the passive ownership of less than 2% of the outstanding stock of any class of a corporation which is publicly traded (the arrangements described in this Section 3.22(a), collectively, “Affiliate Arrangements”).

(b) Except as set forth on Schedule 3.22(b), (i) with respect to the payment of employment wages and reimbursement of business expenses, each, in the ordinary course of business, the Company does not owe any amounts to or is obligated for any liability to any Related Party, or to the Company’s Knowledge, any Related Family Member and (ii) all Affiliate Arrangements have been, at all times, entered into and conducted on arm’s length terms.

Section 3.23 Government Contracts. The Company has not (a) breached or violated any Law certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Entity; (c) been audited or investigated by any Governmental Entity with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Entity or any other Person for default or failure to perform; (g) received any small business set-aside contract, any other set-aside contract or other order or contract requiring small business or other preferred bidder status or (h) entered any Government Contracts payable on a cost-reimbursement basis. The Company has established and maintains adequate internal controls for compliance with its Government Contracts. All pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Company were current, accurate and complete in all material respects as of their respective submission dates. There are no material outstanding claims or disputes in connection with the Company’s Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Entity with regard to any of the Company’s Government Contracts.

Section 3.24 Solvency. The Company is Solvent. The Company has not stopped or suspended payment of its debts or become unable to pay its debts as they become due. The Company will not be rendered insolvent by the occurrence of the transactions contemplated by this Agreement or any Transaction Document. The Company is not the subject of any pending, rendered, or to Seller’s knowledge, threatened insolvency, bankruptcy, reorganization, receivership or similar proceedings of any character. The Company has not made an assignment for the benefit of creditors or taken any action with a view to or that could constitute a valid basis for the institution of any such proceedings.

Section 3.25 Sufficiency of Assets. Except as set forth in Schedule 3.25, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with properties and assets (whether tangible or intangible, including any Proprietary Rights) of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Company’s business as currently conducted and are substantially the same assets which produced the results of the Financial Statements.

Section 3.26 Anti-Corruption and Bribery. Neither the Company nor any of its directors, managers, officers, or employees, or, to the Company’s Knowledge, agents or representatives: (a) has directly or indirectly (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any unlawful payment to any official or employee of a Governmental Entity; or (iii) violated or is in violation of any applicable Anti-Corruption Law; (b) has been, or is, a Sanctioned Person; (c) owes any amounts to or is obligated for any liability to the Company; (d) has transacted any business with or for the benefit of any Sanctioned Person nor violated applicable Sanctions; nor (e) has violated applicable Ex-Im Laws. The Company has maintained policies and procedures and adhered to systems of internal controls reasonably adequate to ensure compliance with applicable Anti-Corruption Laws, Sanctions and Ex-Im Laws. To the Company’s Knowledge, neither the Company nor any of its directors, officers, employees, agents, or representatives has been the subject of any allegation, deficiency notice, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Laws, Sanctions or Ex-Im Laws, and no such allegation, notice, investigation, prosecution or other action is pending or threatened.

Section 3.27 Product, Service and Supply Warranties.

(a) All products and services manufactured, sold, provided or delivered by the Company have been in conformity with all applicable contractual commitments and applicable Law and all express and implied warranties and guarantees, and the Company does not have any liability (and, to the Company’s Knowledge, there is no reasonable basis for such liability) for replacement or rework thereof or other damages, payments or refunds in connection therewith in excess of $100,000. No products or services manufactured, sold, provided or delivered by the Company are subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of such sale as described on Schedule 3.27 (including as a result of any course of conduct between the Company and any Person or as a result of any statements in any of the Company’s product or promotional literature). Schedule 3.27 includes copies of such standard terms and conditions of sale for the Company (containing applicable guarantee, warranty and indemnity provisions). The Company has not (a) been notified in writing of any claims for (and the Company has no Knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of its products or services or (b) received a warranty claim in excess of $25,000 since the Reference Date. Except as set forth on Schedule 3.27, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by the Company.

(b) All raw materials, components, parts, supplies or other goods purchased by the Company from any material vendor (collectively, “Supplies”) have been, and are, in all material respects in conformity with all contractual commitments and applicable Law and any applicable express or implied warranties of such vendor. Such Supplies are in all material respects of merchantable quality, fit for their intended purpose and conform in all material respects to applicable specifications, industry standards and any quality assurance or certification standards to which the Company is subject. The Company does not have, and, to the Knowledge of the Company, there is no reasonable basis to believe that the Company will have, any material Supplies that fail to meet the foregoing warranties, specifications or standards, nor has the Company received any written notice that any Supplies fail to meet such warranties, specifications or standards.

Section 3.28 Customer Assets. The Company has sole custody and control of, and maintains adequate insurance coverage (directly or as an additional insured on customer policies) on all material materials, supplies, parts or other assets delivered to the Company by or on behalf of their customers for use in connection with projects that the Company undertakes for such customers (the “Customer Assets”). Since the Reference Date, no material amount of the Customer Assets has been damaged, lost or stolen from the time of receipt by the Company and, since the Reference Date, the Company has not received notice of any material claim, loss or damage related to the Customer Assets.

Section 3.29 Representations and Warranties Exclusive. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN THIS ARTICLE III AND OF SELLER MADE IN ARTICLE IV AND IN ANY OTHER TRANSACTION DOCUMENT, NEITHER THE COMPANY, SELLER NOR ANY OTHER PERSON IS MAKING, NOR HAS IT MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN RESPECT OF THE COMPANY INTERESTS, SELLER, THE COMPANY, ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES AND OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. FOR CLARITY, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS AN ATTEMPT BY THE COMPANY OR SELLER TO DISCLAIM LIABILITY FOR FRAUD.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer, Parent and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer and Parent that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Due Organization; Existence; Authorization. Seller has the organizational power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and perform the obligations contemplated by this Agreement, and Seller’s execution and delivery of this Agreement has been duly authorized by all necessary organizational action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2 Noncontravention; Litigation.

(a) The consummation of the transactions contemplated hereby by Seller does not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, (v) result in the creation of any Lien upon the Company Interests under, or (vi) require any consent or approval from, or filing with, any Governmental Entity or third party under or pursuant to, (x) the Organizational Documents of Seller or (y) any Law, Order or Contract to which Seller is bound or subject.

(b) There is no Proceeding pending, against or affecting Seller or any of its properties or rights with respect to the transactions contemplated by any Transaction Document.

Section 4.3 Solvency. Seller is Solvent. Seller has not stopped or suspended payment of its debts or become unable to pay its debts as they become due. Seller will not be rendered insolvent by the occurrence of the transactions contemplated by this Agreement or any Transaction Document. Seller is not the subject of any pending, rendered, or to Seller’s knowledge, threatened insolvency, bankruptcy, reorganization, receivership or similar proceedings of any character. Seller has not made an assignment for the benefit of creditors or taken any action with a view to or that could constitute a valid basis for the institution of any such proceedings.

Section 4.4 Ownership; Capitalization. Seller owns beneficially and of record all of the issued and outstanding Company Interests set forth across from Seller’s name on Schedule 3.3(a) and Seller has good and marketable title to the Company Interests free and clear of all Liens other than Securities Liens. Except as set forth on Schedule 4.4, Seller is not a party to (a) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Company Interests or (b) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Company Interests. Other than the Company Interests, Seller has no other Equity Securities or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interests of the Company. At the Closing, Seller shall sell, transfer, convey and deliver all of the Purchased Interests indirectly owned by Seller to Buyer free and clear of all Liens other than Securities Liens. Immediately following the Closing, Seller and its Affiliates shall no longer own beneficially or of record any Equity Securities or any other interest (debt, equity or otherwise) in the Company.

Section 4.5 Tax Status. For U.S. federal income tax purposes, Seller is and has been, since December 31, 2023, properly treated as a partnership that is a continuation of the Company.

Section 4.6 Brokerage. Except as set forth on Schedule 4.6, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees, financial advisory fees or similar fees in connection with the transactions contemplated hereby by reason of any action taken by or on behalf of Seller or any of its Affiliates, directors, managers, officers, employees, representatives or agents. The Company or Seller shall be solely responsible for any such fees (which shall be included as a Transaction Expense to the extent not paid prior to the Closing).

Section 4.7 Investment Invent. Seller: (a) is, subject to compliance with applicable Law, receiving any Deferred Consideration Shares and Earnout Stock for its own account with the present intention of holding such shares of Parent Common Stock for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws; (b) understands that the Deferred Consideration Shares and Earnout Stock will, upon issuance pursuant to this Agreement (if issued), be characterized as “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, and until such time as the Deferred Consideration Shares and Earnout Stock have been registered pursuant to the provisions of the Securities Act or are otherwise eligible for resale under the Securities Act (including pursuant to Rule 144 promulgated thereunder or in accordance with another exemption from registration under the Securities Act) without any restriction as to the number of shares of Parent Common Stock as of a particular date that can be immediately sold by Seller, the Deferred Consideration Shares and Earnout Stock will bear a restrictive legend as set forth on Exhibit D; (c) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (d) either alone, or together with its representatives, has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Deferred Consideration Shares and Earnout Stock, and has so evaluated the merits and risks of such investment in the Deferred Consideration Shares and Earnout Stock; and (e) is able to bear the economic risk of an investment in the Deferred Consideration Shares and Earnout Stock and, at the present time, is able to afford a complete loss of such investment.

Section 4.8 Independent Investment Decision. Seller has independently evaluated the merits of its decision to receive the Deferred Consideration Shares and Earnout Stock pursuant to this Agreement (if issued), and Seller confirms that it has not relied on the advice of any other Person’s business and/or legal counsel in making such decision. Seller understands that nothing in this Agreement or any other materials presented by or on behalf of Buyer or Parent to Seller in connection with its decision to receive any Deferred Consideration Shares and Earnout Stock constitutes legal, tax or investment advice. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its decision to receive any Deferred Consideration Shares and Earnout Stock.

Section 4.9 Representations and Warranties Exclusive. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN ARTICLE III AND OF SELLER MADE IN THIS ARTICLE IV AND IN ANY OTHER TRANSACTION DOCUMENT, NEITHER THE COMPANY, SELLER NOR ANY OTHER PERSON IS MAKING, NOR HAS IT MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN RESPECT OF THE COMPANY INTERESTS, SELLER, THE COMPANY, ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES AND OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. FOR CLARITY, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS AN ATTEMPT BY THE COMPANY OR SELLER TO DISCLAIM LIABILITY FOR FRAUD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

As an inducement to Seller and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and Parent hereby, jointly and severally, represent and warrant that each of the following representations are true and correct as of the date of this Agreement and the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 5.1 Due Organization; Existence; Authorization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of California, with the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, with the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and Parent and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer and all corporate action on the part of Parent and no other corporate proceedings on the part of Buyer or Parent are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and Parent constitute valid and binding obligations of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2 Brokerage. Except for arrangements for which Buyer or Parent shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, Parent or any of their respective Affiliates.

Section 5.3 Noncontravention. Except for the approvals contemplated by Section 7.12, the consummation of the transactions contemplated hereby by Buyer and Parent do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or obligation under, or (e) require any approval from, or filing with, any Governmental Entity under or pursuant to, (x) the Organizational Documents of Buyer or Parent, as applicable, or (y) any Law, Order or Contract to which Buyer or Parent is bound or subject.

Section 5.4 Litigation. There is no Proceeding pending, against or affecting Buyer or Parent or any of their respective properties or rights with respect to the transactions contemplated hereby.

Section 5.5 Investment Intent. Buyer is acquiring the Company Interests for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling such Company Interests, in violation of the federal securities laws or any applicable foreign or state securities law.

Section 5.6 Financing. Assuming the satisfaction or, if permissible, waiver of the conditions set forth in Section 2.7(b) and Section 2.7(c) (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, written waiver of such conditions), Buyer will have at the Closing sufficient available cash on hand necessary to make the payments required to be made by Buyer at the Closing pursuant to Section 2.7(d)(v) through Section 2.7(d)(vii).

ARTICLE VI

SURVIVAL; INDEMNIFICATION

Section 6.1 Survival of Representations and Warranties. Subject to the limitations and other provisions of this Agreement and except in the case of Fraud, the representations and warranties and the covenants contained in this Agreement will expire and be of no further force or effect as of Closing. Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms apply or are to be performed at or prior to the Closing (the “Pre-Closing Covenants”) shall survive until the date that is 12 months after the Closing Date, (b) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing (the “Post-Closing Covenants”) shall survive until fully performed in accordance with their terms and (c) each of (i) the Fundamental Representations, (ii) the Buyer Fundamental Representations and (iii) the indemnification obligations of Seller under Section 6.2(a)(iv) shall survive the Closing until 60 days following the expiration of the applicable statute of limitations to which such representation or warranty relates.

Section 6.2 General Indemnification.

(a) Subject to the other terms of this Section 6.2 and the other limitations set forth herein, Seller shall indemnify the Buyer Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse the Buyer Indemnified Parties from any and all Losses which any Buyer Indemnified Party may suffer or become subject to as a result of, arising from or in connection with (i) any misrepresentation or breach of any Fundamental Representation, (ii) any breach or nonfulfillment of any Pre-Closing Covenant of the Company or of Seller or Post-Closing Covenant of Seller; (iii) making any payments required hereunder in accordance with the Estimated Closing Statement or the Payment Information, including any claim by a Person that the Estimated Closing Statement or Payment Information was incorrect; or (iv) the matters set forth on Schedule 6.2(a).

(b) Buyer shall indemnify the Seller Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties for any and all Losses which any Seller Indemnified Party may suffer or become subject to as a result of, arising from or in connection with (i) any misrepresentation or breach of any Buyer Fundamental Representations or (ii) any breach or nonfulfillment of any Pre-Closing Covenant of the Buyer or Post-Closing Covenant of the Buyer or the Company.

(c) Any Losses in respect of which a Buyer Indemnified Party would otherwise be entitled to indemnification under Section 6.2(a) shall be offset by the aggregate amount of any insurance proceeds actually received (net of any deductible, the costs of recovery under such insurance and any increase in premiums as a result thereof) in respect of such Loss, provided that any delay in obtaining or failure to obtain such recovery shall not be a basis for delay or refusal of payment hereunder. If a Buyer Indemnified Party actually receives any such proceeds after actually receiving an indemnification payment from or on behalf of Seller for the same Losses, then within 10 Business Days after such receipt such Buyer Indemnified Party shall reimburse, by wire transfer of immediately available funds to Seller, the portion of such proceeds (net of the costs of recovery) that, when added together with the such indemnification payment, exceeds the amount necessary to satisfy all indemnifiable Losses of such Buyer Indemnified Party under this Article VI for such Losses; with the intent of this Section 6.2(c) to merely be to avoid “double counting” and not to otherwise limit any right of the Buyer Indemnified Parties to be made whole for all Losses incurred by the Buyer Indemnified Parties or to recover for such Loss in excess thereof.

(d) Prior to seeking (and collecting, if applicable) indemnification for any indemnifiable Losses under Section 6.2(a)(i) that may be covered or may be available under the R&W Insurance Policy, the Buyer Indemnified Parties shall be required first to use their commercially reasonable efforts to recover for such Losses under the R&W Insurance Policy. Notwithstanding the foregoing sentence, upon the earlier of (i) the date that any Buyer Indemnified Party receives a notice of denial of coverage or other adverse determination from the R&W Insurance Policy insurer with respect to all or any portion of the amount of Losses that may be subject to a claim for indemnification under this Agreement covered by the R&W Insurance Policy and (ii) the date that is six (6) months following the submission of any claim with respect to such Losses to the insurer under the R&W Insurance Policy, such Buyer Indemnified Party shall be permitted to pursue any rights to indemnification provided to it under this Article VI, including pursuing a claim for indemnification directly against Seller under Section 6.2(a)(i); provided, that the foregoing time period restriction shall no longer apply once any retention, deductible or similar requirements under the R&W Insurance Policy have been satisfied or eroded in full and the amount of such Losses exceeds the R&W Insurance Policy limit of liability.

(e) Nothing contained in this Agreement shall require or be construed to require the Buyer Indemnified Parties to (i) commence any legal proceeding, arbitration or other dispute resolution mechanism against the insurance provider under or in respect of the R&W Insurance Policy or (ii) make or pursue the recovery of any Losses against the insurance provider under or in respect of the R&W Insurance Policy (I) that are not covered or not available under the R&W Insurance Policy (including following a notice of denial of coverage or other adverse determination from the insurer provider under the R&W Insurance Policy) or (II) that relates to a claim for Fraud. Nothing set forth in this Agreement shall limit, restrict or prevent a Buyer Indemnified Party from asserting, or recovering with respect to, any claim against the R&W Insurance Policy.

(f) Any Person making a claim for indemnification under this Section 6.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing after receiving written notice of any Proceeding or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve an Indemnitor of its obligations hereunder, except to the extent that an Indemnitor is actually and materially prejudiced thereby; provided further, that (i) in the case of a claim for indemnification by a Buyer Indemnified Party, such Person shall only be required to notify Seller, who shall serve as the “Indemnitor” for purposes of this Section 6.2(f) and Section 6.2(g), and (ii) in the case of a claim for indemnification by a Seller Indemnified Party, only Seller shall be permitted to make a claim for indemnification pursuant to this Section 6.2, and Seller shall serve as the “Indemnitee” for purposes of this Section 6.2(f) and Section 6.2(g), except that, for the avoidance of doubt, Seller shall only be acting as “Indemnitor” or “Indemnitee”, as applicable, for administrative purposes, and in the case of clause (i), Seller shall remain liable to the Buyer Indemnified Parties as set forth in this Section 6.2 and in the case of clause (ii), the Buyer shall remain liable to Seller Indemnified Parties as set forth in this Section 6.2. The Indemnitor shall then have a period of 30 calendar days after the receipt of such claim (the “Indemnity Response Period”) to notify the Indemnified Party whether the Indemnitor disputes its liability to the Indemnified Party with respect to such claim. If the Indemnitor notifies the Indemnified Party that it does not dispute the claim or fails to notify the Indemnified Party within the Indemnity Response Period whether the Indemnitor disputes the claim described in such claim notice, the corresponding Loss will be conclusively deemed to be a liability of the Indemnitor under this Section 6.2 (subject to the limitations of this Section 6.2) and the Indemnitor shall pay the amount of such Loss to the Indemnified Party on demand (or, in the event of a Third Party Claim, upon final judgment or settlement with respect to such claim in accordance with Section 6.2(g) below). If the Indemnitor notifies the Indemnified Party within the Indemnity Response Period that the Indemnitor disputes its liability with respect to such claim, the Indemnitor and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of 15 calendar days from the date of such notice or such longer period as may be agreed to in writing, either of the Indemnitor or the Indemnified Party shall be entitled to initiate any action to declare or enforce its obligations or rights with respect to such claim as is permitted hereunder.

(g) In the event a claim hereunder shall involve a Proceeding initiated by a third party, other than a Tax Contest, which shall be governed exclusively by Section 7.2(b) (a “Third Party Claim”), any Indemnitor shall be entitled to participate in the defense of such Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the control of the defense thereof by appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne entirely by the Indemnitee; (ii) Indemnitor shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, (B) the claim involves a material customer or material vendor of the Company, (C) the claim seeks an injunction or other equitable relief against an Indemnified Party, (D) Losses resulting from such claim could reasonably be expected to exceed the remaining amount of indemnification available to the Indemnified Party under this Agreement or (E) in the judgment of the Indemnified Party’s counsel, a conflict of interest between the Indemnified Parties and the Indemnitor exists as a result of such claim; and (iii) if an Indemnitor shall control the defense of any such claim, such Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim; provided, however, subject to the limitations set forth in this Section 6.2, an Indemnitor may settle or consent to the entry of judgment in respect of such claim without the consent of the Indemnitee, if such settlement or judgment is (x) solely for money damages which are fully and completely indemnified by the Indemnitor, (y) includes a full and unconditional release of the Indemnitee and its Affiliates from any further liability in respect of such claim and (z) does not contain an admission of wrongdoing on the part of the Indemnitee or any of its Affiliates.

(h) Except with respect to Fraud or Willful Breach, the sole and exclusive remedy for any and all claims against Seller arising under, out of, related to or in connection with this Agreement shall be: the remedies provided in Section 2.4; recovery from the R&W Insurance Policy, if recovery thereunder is available (taking into account any retention, deductible and limitations thereunder); the rights of indemnification set forth in this Section 6.2; and the right to seek an injunction, specific performance or other equitable relief pursuant to Section 9.9; and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise against Seller, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by law.

(i) Any indemnification of the Buyer Indemnified Parties pursuant to this Section 6.2 shall be effected by, at Buyer’s election, by any or all of (but without duplication): (i) the forfeiture of all or any portion of any Deferred Consideration Installment(s), (ii) the forfeiture of all or a portion of the Earnout Stock, with each such share of Earnout Stock having a value calculated using the closing price per share of Parent Common Stock on the Nasdaq Capital Market, or any other national securities exchange on which the shares of Parent Common Stock are then traded, on the last trading day immediately prior to the date the Buyer Indemnified Parties deliver written notice of the applicable indemnification claim to Buyer under Section 6.2(f), and which transfer or forfeiture of such Deferred Consideration Installment or Earnout Stock, as applicable shall be automatically effective upon such election by Buyer without further action or approval of any Person and shall be recognized and deemed approved by Seller, Buyer and Parent or (iii) a wire transfer of immediately available funds from Seller to an account designated in writing by the applicable Buyer Indemnified Party within 10 calendar days after Buyer’s election.

(j) Any indemnification of Seller Indemnified Parties pursuant to this Section 6.2 shall be effected by wire transfer of immediately available funds from Buyer (or, at the Buyer’s election, one (1) of its Affiliates) to an account designated in writing by the applicable Seller Indemnified Party within 10 calendar days after a determination thereof that is binding on the Indemnitor.

(k) For purposes of the indemnification obligations under this Section 6.2, including for purposes of both determining whether there has been an inaccuracy, misrepresentation or breach and for determining the amount of Losses resulting therefrom, the representations and warranties set forth in Article III, Article IV and Article V of this Agreement (other than Section 3.6 and the word “Material” in the name of the defined terms “Material Contract”, “Material Customer” and “Material Vendor”) that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect, the inclusion of which would limit or potentially limit a claim or recovery under this Section 6.2, shall be deemed to have been made without any such qualification.

(l) Each Indemnitee agrees to take all commercially reasonable actions consistent with the common law doctrine of mitigation of damages to mitigate all Losses, which are indemnifiable under this Agreement.

(m) All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Purchase Price for tax purposes, unless otherwise required by Law.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Interim Operating Covenants.

(a) From the date of this Agreement until the earlier of (x) the Closing and (y) the valid termination of this Agreement pursuant to Article VIII (the “Pre-Closing Period”), except as set forth on Schedule 7.1(a), Seller and the Company shall cause the Company to: (i) operate its businesses only in the usual and ordinary course of business and preserve the goodwill and organization of its businesses and the relationships with its customers, suppliers, employees and other business relations, (ii) maintain its assets in good operating condition and repair in accordance with past practices (normal wear and tear excepted), (iii) maintain insurance reasonably comparable to that in effect on the date of the Latest Balance Sheet, (iv) maintain inventory and supplies at customary and adequate operating levels consistent with past practice and replace, in accordance with past practice, any inoperable, worn out, damaged or obsolete assets with modern assets of at least comparable quality, (v) maintain current assets and current liabilities at a level consistent with past practice; (vi) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Latest Balance Sheet and the Financial Statements described in Section 3.5 (including, for the avoidance of doubt, maintaining any accounting principles, policies, procedures, methodologies and practices), (vii) make capital expenditures in a manner consistent with past practice; and (viii) maintain in full force and effect the existence of all Company Proprietary Rights owned by the Company.

(b) Without limiting the generality of Section 7.1(a) above, prior to the Closing, except as set forth on Schedule 7.1(b), Seller and the Company shall cause the Company to not take or omit to take any action that would have required disclosure pursuant to Section 3.7 if such action had been taken prior to the date of this Agreement or would otherwise result in a breach of any of the representations, warranties or covenants made by or with respect to the Company in this Agreement.

(c) During the Pre-Closing Period, Seller and the Company shall grant, and cause their respective officers, managers, directors, employees, attorneys, accountants, representatives and other agents to grant, to Buyer and its authorized representatives, accountants, attorneys and potential lenders, as well as their respective officers, employees, Affiliates and other agents, reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, customers, suppliers, lessors, books and records of the Company. In addition, during the Pre-Closing Period, Seller and the Company shall report to Buyer, as and when requested, concerning the status of the operations, finances and affairs of Seller and the Company.

(d) Seller and the Company shall not (and Seller shall cause its and the Company’s respective Affiliates, equityholders, officers, directors, managers, employees, agents, consultants, financial advisors, accountants, legal counsel and other representatives not to), directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the transactions contemplated by this Agreement) or enter into any Contract or accept any offer relating to or consummate any (A) reorganization, liquidation, dissolution or recapitalization of the Company, (B) merger or consolidation involving the Company, (C) purchase or sale of any assets or Equity Securities (or any rights to acquire, or securities convertible into or exchangeable for, any such Equity Securities) of the Company, other than the sale of inventory to customers in the ordinary course of business, or (D) similar transaction or business combination involving the Company or its businesses or assets (each of the foregoing transactions described in clauses (A) through (D), a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing. Seller and the Company agrees to notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction.

Section 7.2 Certain Tax Matters.

(a) Seller shall cause the Company to prepare and timely file or cause to be prepared and timely filed (i) all Tax Returns of the Company that are required to be filed on or before the Closing Date and shall cause the Company to pay prior to the Closing Date all Taxes due and payable on such Tax Returns. Each such Tax Return shall be prepared in accordance with the past practices of the Company (except as otherwise required by applicable Law).

(b) If, after the Closing Date, any Party receives written notice of any pending or proposed Tax audit, assessment, litigation, or other proceeding with respect to (x) Flow-Through Income Taxes of the Company that relates to any Pre-Closing Tax Period or (y) any Tax liability for which Seller could have an indemnification obligation pursuant to Section 6.2(a), such Party shall notify Seller or Buyer, as applicable, within 10 days of receipt of such notice (“Tax Contest”); provided that the failure to so notify Seller or Buyer, as applicable, shall not relieve any Party of its obligations hereunder, except to the extent that such Party is materially and actually prejudiced thereby. Seller shall have the right, at Seller’s expense, to elect in writing, within 10 calendar days of receiving Buyer’s notice, to control any such Tax Contest that relates solely to a tax period ending on or prior to the Closing Date; provided that Buyer shall have the right to participate in any such Tax Contest and Seller shall not settle any such Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Buyer shall control any such Tax Contest which Seller does not elect to control or which relates to any Straddle Period; provided that Seller shall have the right to participate in any such Tax Contest and Buyer shall not settle any such Tax Contest without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Agreement to the contrary, Buyer shall be permitted to (and to cause the relevant “partnership representative” and “designated individual” to) cause the Company to make a “push-out” election under Section 6226 of the Code (or any comparable provision of state, local, or foreign Tax Law) with respect to any Tax Contest to the extent such election is available with respect to such Tax Contest. Seller shall cooperate with Buyer and provide assistance as requested by Buyer in connection with any such election under Section 6226 of the Code (or any comparable provision of state, local, or foreign Tax Law). Notwithstanding anything in the Agreement to the contrary, in case of any conflict between this Section 7.2(b) and Section 6.2(g) with respect to any Tax Contest, this Section 7.2(b) shall govern with respect to such Tax Contest.

(c) Each Party shall cooperate (and cause its respective Affiliates to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.2 (including information necessary to satisfy the requirements under Code section 6418 and Code section 6417 with respect to the 45X Credit), and any Tax audit, examination, or administrative or judicial Proceeding. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return or Tax audit, examination, or administrative or judicial Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement.

(d) All transfer, documentary, filing, conveyance, recording, sales, use, stamp, registration, notarial fees and other similar Taxes and fees (including any penalties and interest and any expenses of preparing and filing any Tax Returns for such Taxes) incurred in connection with this Agreement (but excluding all income Taxes and Taxes imposed in lieu of income Taxes) (“Transfer Taxes”), shall be borne entirely by Seller. Seller will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller and Buyer will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate in good faith to minimize, to the extent permitted by applicable law, any such Transfer Taxes.

(e) Within 90 calendar days after the Closing Date, Buyer shall deliver to Seller a draft allocation of the aggregate consideration (including any assumed liabilities and other relevant items) for the Company Interests among the assets of the Company for purposes of Section 1060 and any other applicable provisions of the Code and the Treasury regulations promulgated thereunder (the “Allocation Schedule”). Within 30 calendar days after the date of the delivery of such draft Allocation Schedule to Seller, Seller shall propose to Buyer any changes to the allocation set forth in the draft Allocation Schedule in writing or otherwise shall be deemed to have agreed with such Allocation Schedule upon the expiration of such 30-day period. Seller and Buyer shall cooperate in good faith to mutually agree on any contested items and shall revise the Allocation Schedule to reflect any such agreement. To the extent that there are aspects of the allocation that have not been mutually agreed to within 15 calendar days following the delivery of Seller’s proposed changes, then the dispute resolution mechanism described in Section 2.4(b) shall be the method by which the Parties resolve such dispute, which resolution shall be binding on the Parties and the Parties shall update the Allocation Schedule to reflect such resolution. The costs and expenses of the Accounting Firm shall be borne 50% by Buyer, on the one hand, and 50% by Seller, on the other hand. The Parties shall (and shall cause their Affiliates to) act in accordance with the Allocation Schedule in the preparation, filing and audit of any Tax Return and no Party shall file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with the Allocation Schedule; provided, that nothing contained herein shall prohibit the Parties from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation Schedule, and neither Party shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation Schedule.

(f) Seller shall not claim any 45X Credits for any products that have been produced if ownership and title to such products remains with the Company as of the Closing Date and such products remain unshipped as of the Closing Date. Notwithstanding and for the avoidance of doubt, Seller may claim 45X Credits for any products that have been produced if the ownership and title to such products has transferred to a customer as of the Closing Date, even though such products remain unshipped as of the Closing Date (products produced by the Company for two (2) such projects meet these qualifications (i.e., CS Energy LLC – Scipio, New Jersey and CS Energy LLC – Ledyard, New York Dog Corners), for which Seller may claim 45X Credits). Seller shall provide to Buyer for its review and comment all documentation and paperwork that Seller or the Company submits to the IRS in connection with making a direct pay claim under Code section 6417 (and the Treasury Regulations thereunder) for 45X Credits that Seller claims for periods prior to the Closing Date.

Section 7.3 Employee Benefit Plan Matters.

(a) Subject to Seller and/or the Company obtaining the requisite consents of the applicable third-party insurers and other service providers, copies of which shall have been provided to Buyer prior to the Closing, and compliance with applicable Laws, from the Closing Date through the period ending no later than 90-days after the Closing (the “Benefits Transition Period”), the Company shall use commercially reasonable efforts to cause the entities other than the Company that on the date hereof participate in the Company Employee Benefit Plans (the “Out of Scope Entities”) and any employees (and their eligible dependents) of the Out of Scope Entities (such employees, the “Out of Scope Employees”) who remain employed by the Out of Scope Entities immediately following the Closing to continue to be eligible to actively participate in the Company Employee Benefit Plans listed on Schedule 3.15(a)(i) that provide for health and welfare benefits (together, the “Benefits Transition Services”). With respect to the provision of the Benefits Transition Services during the Benefits Transition Period, Seller shall (or shall cause an Affiliate to) promptly directly pay for or reimburse Buyer and/or the Company for the actual third-party insurance premium costs (for fully insured plans), actual claims costs (for self-insured plans), and out-of-pocket costs associated with such Benefits Transition Services provided under the Company Employee Benefit Plans. For the avoidance of doubt, to the extent the relevant third-party insurer or other service provider does not consent to the provision of the Benefits Transition Services with respect to a relevant Company Employee Benefit Plan, the Out of Scope Employees’ participation (and the participation of any dependents or beneficiaries thereof) in such Company Employee Benefit Plan shall cease as of the Closing Date. As of and following the end of the Benefits Transition Period, Seller and the Out of Scope Entities will assume and be solely responsible for complying with the requirements of Section 4980B of the Code with respect to (x) any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9 and (y) any Out of Scope Employee (or eligible dependent or beneficiary thereof) that experiences a “qualifying event” (within the meaning of Treasury Regulations Section 54.4980B-4) during the Benefits Transition Period.

(b) Prior to the Closing, Seller and the Company shall take all actions necessary to cause the APA Solar 401(k) Plan (the “401(k) Plan”) to be amended to remove the Out of Scope Entities as participating employers, effective no later than the day immediately preceding the Closing, and any Out of Scope Employees to cease participation in the 401(k) Plan as of such date. Effective as of the end of the Benefits Transition Period, Seller and the Company shall take all actions necessary to cause the Out of Scope Entities to cease to be covered or participating employers under all other Company Employee Benefit Plans, the Out of Scope Employees (and their eligible dependents and beneficiaries) to cease active participation in the Company Employee Benefit Plans, and (to the extent applicable) the Company Employee Benefit Plans to be amended to implement such actions. For the avoidance of doubt, as of and following the Closing, Seller and the Out of Scope Entities shall assume or retain (as applicable) sponsorship of and/or responsibility for, and all liabilities or obligations at any time arising under, in connection with or otherwise with respect to any benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained, contributed to, or required to be contributed to by any Out of Scope Entity or otherwise with respect to which any Out of Scope Entity has (or has previously had) any liability or obligation (other than any Company Employee Benefit Plan), and Seller and the Out of Scope Entities shall have sole responsibility for any liabilities or obligations at any time arising under or in connection with any Company Employee Benefit Plan that relate to any Out of Scope Employees or their eligible dependents or beneficiaries.

(c) Notwithstanding anything to the contrary herein, nothing contemplated in this Section 7.3 shall (i) create or confer any rights, remedies or claims upon any employee or service provider of the Company or any Out of Scope Entity or any right of employment or service, continued employment or service, or any particular term or condition of employment or for any Person, (ii) be considered or deemed to establish, amend, or modify any Company Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract, (iii) prohibit or limit the ability of Buyer or any of its Affiliates (including, following the Closing, the Company) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement, or contract at any time assumed, established sponsored or maintained by any of them or (iv) confer any rights or benefits including any third-party beneficiary rights on any Person other than the Parties.

Section 7.4 Press Release. Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of Buyer and Seller. Except in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation, the Parties shall keep the terms of this Agreement confidential, except to the extent required by applicable Law and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential). Notwithstanding the foregoing, Buyer and its Affiliates may provide customary information in respect of the transaction (a) it in good faith believes, based on advice of counsel, is required by applicable Law or (b) is required by or advisable under the rules and regulations of any securities exchange or national market system upon which the securities of Parent are listed.

Section 7.5 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby.

Section 7.6 Further Assurance; Reasonable Best Efforts. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement and the other agreements contemplated by this Agreement. From and after the date of this Agreement, until the earlier of the Closing Date or the valid termination of this Agreement, each of the Parties will use their reasonable best efforts to cause the satisfaction of the conditions precedent in Section 2.7(b), Section 2.7(c) and Section 2.7(d), including by timely delivering each of the items such Party is required to deliver pursuant to such sections as a condition precedent to another Party’s obligation to consummate the Closing.

Section 7.7 Cooperation; Third Party Consents. Subject to the terms and conditions herein, Seller and the Company will cooperate with Buyer in connection with taking, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws or required by any Governmental Entity or reasonably determined by Buyer, in good faith, to be advisable in connection with obtaining all consents, approvals or clearances of such Governmental Entity as are necessary and advisable to lawfully consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Seller and the Company shall use their reasonable best efforts to obtain prior to the Closing all consents of third parties and to give notices to third parties to avoid the breach or termination of any Contract that is listed on Schedule 7.7. Subject to appropriate confidentiality protections, each Party will furnish to the other Parties such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.

Section 7.8 Release.

(a) Seller and each of the Guarantors, for itself or himself, and on behalf of its or his Affiliates, and any of their respective officers, directors, employees, managers, partners, members, equityholders, agents, representatives, successors, permitted assigns, heirs, beneficiaries, executors, administrators, estates and advisors, as applicable (each a “Releasing Party”), knowingly, willingly, irrevocably, and expressly acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action, it or he may ever had, now has or may have on or by reason of any matter, cause or fact whatsoever from the beginning of time through the Closing, against any of Buyer, Parent, the Company or any of their respective current or future Affiliates, or any of their respective former, current or future officers, directors, employees, managers, partners, members, equityholders, agents, representatives, successors and permitted assigns (the “Released Parties”) relating to (i) the preparation, negotiation, execution or consummation of this Agreement and any other document, certificate, instrument or agreement prepared in connection with this Agreement or the transactions contemplated hereby and thereby, (ii) claims in respect of a breach by the Company’s individual members, directors, managers, officers and employees of their obligations or duties (including fiduciary duties) (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby), (iii) the Company’s business, the operation of the Company or its businesses at or prior to the Closing or (iv) Seller’s or any of the Guarantor’s status as a direct or indirect holder of Equity Securities in the Company at any time prior to the Closing (collectively, “Claims”) are hereby irrevocably released, forever discharged and waived by and on behalf of the Releasing Parties; provided, however, that nothing in this Section 7.8 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have (x) as an employee of the Company for accrued and unpaid wages for services rendered prior to the Closing; (y) for benefits afforded to Seller or any of the Guarantors (if an employee of the Company) under any insured group medical, disability or life plans or any other employee benefit plan of the Company disclosed on a schedule to this Agreement (subject to the terms thereof); or (z) any rights of Seller or any of the Guarantors set forth in this Agreement or any other document, certificate, instrument or agreement prepared in connection with this Agreement or the transactions contemplated hereby (the “Release”).

(b) Seller and each of the Guarantors agrees not to, and agrees to cause each Releasing Party not to, assert any Claim against the Released Parties, and with respect to such Claims, each Releasing Party hereby expressly waives any and all rights conferred upon such Person by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the Released Party. Seller and each of the Guarantors hereby represents and warrants that it has access to adequate information regarding the terms of this Release, the scope and effect of the releases set forth herein, and all other matters encompassed by this Release to make an informed and knowledgeable decision with regard to entering into this Release and has not relied on the Released Parties in deciding to enter into this Release and has instead made his, her or its own independent analysis and decision to enter into this Release.

(c) Seller and each of the Guarantors hereby agrees that he or it shall not (and shall cause their respective Affiliates not to) make any claim for indemnification against Buyer, the Company, Parent or any of their respective Affiliates by reason of the fact that Seller, any of the Guarantors or any of their respective Affiliates is or was an equityholder, member, director, manager, officer, employee or agent of the Company or any of its Affiliates at any time prior to the Closing or is or was serving at the request of the Company or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity at any time prior to the Closing (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Indemnified Parties against Seller pursuant to this Agreement or applicable Law or otherwise, and Seller and each of the Guarantors (on each of their own behalf and on behalf of their respective Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Company, Buyer or Parent or any of their respective Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. In no event shall the Company, Buyer, Parent or any of their respective Affiliates have any liability whatsoever to Seller or any of the Guarantors (or any of their respective Affiliates) for breaches of the representations, warranties, agreements or covenants of Seller, any of the Guarantors or the Company hereunder, and Seller and each of the Guarantors shall not (and Seller and each of the Guarantors shall cause each of their respective Affiliates not to) in any event seek contribution from the Company, Buyer or Parent or any of their respective Affiliates in respect of any payments required to be made by Seller or any of the Guarantors pursuant to this Agreement.

(d) Each of the Released Parties is an express beneficiary of this Section 7.8.

Section 7.9 Access to Books and Records. From and after the Closing Date, the Company shall provide Seller, the Guarantors and each of their respective advisors and representatives with reasonable access (for the sole purpose of examining and copying at Seller’s sole cost and expense), at reasonable times (which must be during normal business hours) and upon reasonable advance notice, to the books and records, including the information, records and documents relating to Taxes of the Company. Notwithstanding the foregoing, any such investigation or inquiry shall be conducted (a) only with respect to periods prior to the Closing Date, (b) in such a manner so as to not interfere with the normal operations of the Company and (c) at the sole cost and expense of Seller. Unless otherwise consented to in writing by Seller, the Company shall not, for a period of six (6) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to

Seller and offering to surrender to Seller such books and records or such portions thereof. Following notice of such destruction, alteration or disposition, if Seller so requests, Seller may take possession of such books and records. Seller, its Affiliates and their respective advisors and representatives shall agree to maintain the confidentiality of any information provided by Buyer or the Company pursuant to this Section 7.9 and will enter into customary confidentiality agreements with Buyer or the Company, as applicable, as reasonably requested by Buyer in connection therewith.

Section 7.10 Director and Officer Liability and Indemnification. At or prior to the Closing, the Company (with the approval of Buyer) shall obtain and maintain irrevocable “tail” insurance policies with comparable coverage provided as of the date hereof under the policies currently maintained and provided by the Company naming the officers and directors of the Company who were officers and directors prior to the Closing as direct beneficiaries, with a claims period of at least six (6) years from the Closing Date. The cost of obtaining such “tail” insurance policies, including all premiums and any related brokers fees, shall be paid by Seller (which shall be borne as a Transaction Expense) at or prior to the Closing.

Section 7.11 R&W Insurance Policy. Buyer has acquired a binder agreement (the “Binder Agreement”) that conditionally binds a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”) in connection with the transactions contemplated by this Agreement. The costs incurred by Buyer and its Affiliates of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be paid 50% by Buyer and 50% by Seller (which portion shall be borne as a Transaction Expense). From and after the Closing, to the extent requested in writing, each Seller shall, and shall cause its respective Affiliates to use good faith efforts to reasonably cooperate with Buyer and its Affiliates in connection with (a) any claim made by Buyer under the R&W Insurance Policy, and (b) any additional diligence information required to address and remove any conditional exclusions under the R&W Insurance Policy or conditions set forth in the Binder Agreement.

Section 7.12 Antitrust Laws.

(a) Each of Buyer, the Company and Seller will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed as soon as possible, but no later than 25 Business Days after the date of execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, if early termination is available at such time, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act, and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Party of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then such Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request (subject to the terms hereof). The cost for the HSR filing fees, and all other fees and other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders, in each case, related to the transactions contemplated hereby, shall be paid 50% by Buyer and 50% by Seller (which portion shall be borne as a Transaction Expense).

(b) The Company, Seller and Buyer shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications among Seller, the Company or Buyer (including their respective Affiliates and representatives), as the case may be, and any other Person or Governmental

Entity with respect to the completion of such transactions. The Company or Seller, on the one hand, and Buyer, on the other hand, shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the completion of the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference, or discussion, either in person or by telephone, with any Governmental Entity in connection with the completion of the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each of Buyer, Seller, and the Company shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 7.12, each of Buyer, Seller and the Company shall use reasonable best efforts to take such reasonable action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything herein to the contrary, (i) neither Buyer nor its Affiliates shall be obligated to contest any final action or decision taken by any Governmental Entity challenging the consummation of the transactions contemplated by this Agreement, and (ii) in no event shall Buyer or any of its Affiliates be required to (A) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses of the Company, Buyer or any of their respective Affiliates, (B) terminate existing relationships, contractual rights or obligations, (C) amend or terminate existing licenses or other intellectual property agreements or enter into new licenses or other intellectual property agreements or (D) agree to any material limitation or alteration in the manner in which Buyer or its Affiliates (including with respect to the Company) conduct their businesses in the future, in each case to avoid, prevent or terminate any action by any Governmental Entity that would restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement.

Section 7.13 Restrictive Covenants.

(a) Confidentiality. Seller and each of the Guarantors agrees that, from and after the Closing until such information is no longer competitively sensitive or no longer constitutes a trade secret (as applicable), Seller and each of the Guarantors shall, and shall cause their respective Affiliates to, not disclose any Confidential Information and, except as otherwise expressly permitted by this Agreement, refrain from using any of the Confidential Information. If Seller, any of the Guarantors or any of their respective Affiliates is requested or required (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller and any of the Guarantors shall, to the extent permitted by Law, notify Buyer of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.13. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller, any of the Guarantors or any of their respective Affiliates or representatives is compelled to disclose any Confidential Information to any Governmental Entity, such Person may disclose the Confidential Information to the Governmental Entity; provided that such Person shall use commercially reasonable efforts to obtain, at the request and expense of Buyer, an Order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services, relationships, suppliers, distributors, customers or other Business Relations of Buyer or its Subsidiaries, Parent or the Company business, including: (i) non-public internal business information (including financial information, budgets and information relating to strategic plans and cost, rate and pricing structures); (ii) non-public requirements of, and specific contractual arrangements with, customers, suppliers and other Business Relations; (iii) trade secrets recognized under applicable law as “trade secrets”, proprietary know-how, methods of operation, techniques, formulae and systems relating to Buyer or its Subsidiaries, Parent or the Company products or services; and (iv) non-public corporate business structure and business units of Buyer, Parent, the Company or their Affiliates; provided that, Confidential Information shall not include information (x) which is or becomes generally available to the public other than as a result of a disclosure by Seller or any of the Guarantors in violation of this Agreement or (y) which is developed independently by Seller or any of the Guarantors or their respective Affiliates after the Closing without violating the obligations set forth herein.

(b) Non-Competition. During the Restricted Period, Seller and each of the Guarantors shall not, directly or indirectly, individually or on behalf of any Person, company, enterprise, or entity, or as a sole proprietor, partner, equityholder, director, officer, principal, agent, employee or executive, or in any other capacity or relationship, and shall cause its Affiliates not to, (i) engage in any Competitive Activities within the Territory or (ii) take any preparatory steps to engage in any of the activities described in clause (i) above. Notwithstanding the foregoing, nothing in this Section 7.13(b) shall prevent Seller, any of the Guarantors or any of their respective Affiliates from (i) operating the Company and its business in the ordinary course of business, (ii) being a passive owner of less than two percent (2%) of any Person’s publicly traded securities, so long as neither Seller, any of the Guarantors nor any of their respective Affiliates has any active participation in the business thereof or (iii) engaging in the Permitted Activities.

(c) Non-Solicitation. During the Restricted Period, Seller and each of the Guarantors shall not, and shall cause their respective Affiliates not to, (i) encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any Person employed by, or providing consulting services to the Company to terminate such employment or services (or in the case of a consultant, materially reducing such services) or in any way interfere with or disrupt the relationship between any such Person and the Company, (ii) hire any employee that is or was, at any time within 12 months of such proposed hiring, employed by Parent or its Subsidiaries or the Company or (iii) encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any Business Relation to cease doing business with, reduce the amount of business conducted with, or alter the terms of the relationship with, the Company or in any way interfere with the relationship between any such Business Relation and Parent or its Subsidiaries or the Company; provided that nothing in this Section 7.13(c) shall prevent Seller, any of the Guarantors or any of their respective Affiliates from operating the Company and its business in the ordinary course of business; provided, further, that generalized advertisement of employment opportunities including in trade or industry publications (not focused specifically on or directed in any way at the employees or an employee of Buyer or its Subsidiaries, Parent or the Company) shall not be deemed to cause a breach of Section 7.13(c)(i).

(d) Non-Disparagement.

(i) Seller and each of the Guarantors agrees that from and after the date of this Agreement, Seller and each of the Guarantors will not, and will cause each of their respective Affiliates not to, make, publish, or communicate any disparaging or defamatory comments regarding Buyer, Parent, the Company or their respective Affiliates (or their respective businesses, products or services), or their respective current or former directors, officers, managers, members, partners, employees or direct or indirect equityholders.

(ii) Parent shall, within five (5) Business Days after the date of this Agreement, deliver a written directive to the executive officers of Parent instructing such officers not to, make, publish, or communicate any disparaging or defamatory comments regarding Seller, the Guarantors or their respective Affiliates (or their respective businesses, products or services), or their respective current or former directors, officers, managers, members, partners, employees or direct or indirect equityholders.

(iii) Notwithstanding anything to the contrary in clause (i) or (ii) above, nothing in this Section 7.13(d) shall prevent any Party or any of their respective Affiliates from defending against claims, or enforcing its rights, under the Transaction Documents or any other agreement, certificate, instrument or contract prepared in connection with this Agreement or the transactions contemplated hereby or thereby.

(e) Acknowledgment. Seller and each of the Guarantors acknowledges that (i) Buyer, Parent and their respective Affiliates (including following the Closing, the Company) would be irreparably damaged if Seller, any of the Guarantors or any of their respective Affiliates were to breach any of the covenants set forth in this Section 7.13, (ii) the covenants set forth in this Section 7.13 are additional consideration of the agreements and covenants of Buyer and the Company, and neither the Company, Buyer nor Parent would have entered into this Agreement without such covenants and (iii) the restrictions contained in this Section 7.13 are reasonable with respect to subject matter, time period and geographical area.

(f) Enforcement. If, at the time of enforcement of any of the provisions of this Section 7.13, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the Parties agree that such court shall be allowed to revise the restrictions contained herein to cover the period, scope or geographical area permitted by law.

Section 7.14 Financial Statement Assistance. Seller acknowledges that Parent may be required to include financial statements with respect to the Company in documents filed by Parent with the Securities and Exchange Commission (the “SEC”) or as customarily included in offering documentation for private or public offerings of debt or equity securities, and that such financial statements may be required to be independently audited or reviewed. At Parent’s reasonable request from the Effective Date through the date of filing of Parent’s annual report on Form 10-K for the year ended December 31, 2025, Seller shall reasonably cooperate with Parent to (a) make available to Parent and its Affiliates such books, records and financial information maintained by Seller (and in the form so maintained) regarding the Company as Parent or its Affiliates may reasonably request (i) as may be necessary for Parent and its Affiliates to comply with their respective obligations under the Securities Act of 1933, as amended, or with filings that are required by the SEC or that may otherwise be reasonably required by Parent or its Affiliates in order to prepare financial information, including pro forma financial information, or (i) that may be reasonably requested by Parent or its Affiliates in order to prepare financial statements, including pro forma financial information in connection with Parent’s or its Affiliates’ debt or equity securities offerings (clauses (i) and (ii), collectively, the “Requisite Financial Statement Information”) and (b) to the extent necessary upon written request from Parent, reasonably cooperate, but without unreasonably disrupting its business, including preparation of Seller’s own financial statements, and cause Seller’s accountants and officers to reasonably cooperate, with Parent, its Affiliates and its and their respective accountants in connection with Parent’s or its Affiliates’ preparation of the Requisite Financial Statement Information, including providing customary consents and comfort letters as Parent and its Affiliates may reasonably request; provided, however, that neither Seller nor any of its Affiliates is required to perform any act in order to comply with this Section 7.14, if in connection with such performance, Seller or its Affiliates would incur any out-of-pocket costs or expenses, unless Parent agrees to pay, on behalf of Seller or its applicable Affiliate, such costs or expenses, and Parent hereby does agree to pay or cause to be paid such costs and expenses.

Section 7.15 Parent Common Stock. Parent shall, from the date of this Agreement until the last day of Parent’s second fiscal quarter that ends after the Earnout Period, continue to maintain a sufficient number of authorized and unissued Parent Common Stock to satisfy both the Deferred Consideration Shares issuance requirements in Section 2.6 and the Earnout Stock issuance requirements in Section 2.5 and Exhibit B, which, when and if issued to Seller in accordance to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Parent’s Organizational Documents, will be free of any Liens, other than Liens and restrictions on transfer (a) arising under any applicable federal and state securities Laws and (b) arising pursuant to or otherwise set forth in the Organizational Documents of Parent.

Section 7.16 Leases. As soon as reasonably practicable after the date of this Agreement, and in any event prior to the Closing, the Parties shall cooperate in good faith and use commercially reasonable efforts to negotiate, finalize and cause to be executed and delivered (a) a lease agreement for each of the real properties set forth on Part A of Exhibit F and (b) an amendment to, or an amended and restated version of, each of the existing Leases in respect of the Leased Real Property set forth on Part B of Exhibit F, in each of clauses (a) and (b), on the respective terms and conditions set forth on Part C of Exhibit F and which shall be effective upon the Closing (collectively, the “Lease Agreements”).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) By the mutual written consent of Buyer, on the one hand, and Seller, on the other hand;

(b) By Buyer if (i) (A) at any time any of the representations or warranties of the Company or Seller in this Agreement becomes untrue or inaccurate such that the condition set forth in Section 2.7(c)(i) would not be satisfied (treating such time as if it were the Closing for purposes of applying this Section 8.1(b)) or (B) there has been a breach on the part of the Company or Seller of any of their covenants or agreements contained in this Agreement such that the condition set forth in Section 2.7(c)(ii) would not be satisfied (treating such time as if it were the Closing for purposes of applying this Section 8.1(b)) and (ii) such inaccuracy, breach or failure to perform is (x) incapable of being cured or (y) if curable, not cured by Seller or the Company by the earlier of (1) the End Date (as defined below) and (2) within ten (10) calendar days after Buyer gives Seller written notice of such breach or failure;

(c) By Seller if (i) (A) at any time any of the representations or warranties of Buyer in this Agreement becomes untrue or inaccurate such that the condition set forth in Section 2.7(d)(i) would not be satisfied (treating such time as if it were the Closing for purposes of applying this Section 8.1(c)) or (B) there has been a breach on the part of Buyer of any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 2.7(d)(ii) would not be satisfied (treating such time as if it were the Closing for purposes of applying this Section 8.1(c)) and (ii) such inaccuracy, breach or failure to perform is (x) incapable of being cured or (y) if curable, not cured by Buyer by the earlier of (1) the End Date and (2) within ten (10)calendar days after Seller gives Buyer written notice of such breach or failure;

(d) By either Buyer or Seller if the transactions contemplated hereby have not been consummated by the date that is 120 calendar days following the date hereof (the “End Date”), unless and to the extent Buyer and Seller mutually agree in writing to extend the End Date; or

(e) By either Buyer or Seller if a Law is enacted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any nonappealable final Order of any Governmental Entity having competent jurisdiction; provided, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such illegality, prohibition or violation.

Section 8.2 Termination Restrictions. A Party may not elect termination pursuant to clauses (b), (c) or (d) of Section 8.1 if such Party is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement at the time such election is made, or if the other Party is pursuing in good faith specific performance of, or other equitable remedies with respect to, this Agreement. Further, in the event of termination pursuant to Section 8.1, written notice thereof (describing the basis therefor) shall be delivered to the other Parties hereto.

Section 8.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall immediately terminate and have no further force and effect and there shall be no liability on the part of any person in respect of such termination, except that (a) the covenants and agreements set forth in this Article VIII (Termination) and Article IX (Miscellaneous) shall survive such termination indefinitely and (b) nothing in this Section 8.3 relieves any Party (including the Guarantors) of any liability for Fraud or any Willful Breach of this Agreement occurring prior to termination. “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party (including the Guarantors) with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, it is acknowledged and agreed by the Parties that (i) the sole and exclusive remedy of the Parties for any breach of this Agreement, absent Fraud or Willful Breach, shall be (A) termination of this Agreement in accordance with this Article VIII or (B) an injunction or specific performance as permitted by Section 9.9 and (ii) under no circumstances shall any Party be permitted to bring any claim for any liabilities under this Agreement in respect of such a breach of this Agreement. Without limiting the foregoing, in no event will any Party (including the Guarantors) be entitled to any monetary damages and an injunction or specific performance to cause the Closing to occur as permitted by Section 9.9.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Parent, Seller, the Company, and Guarantors. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 9.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, sent by email or sent by reputable overnight express courier (charges prepaid), or (b) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, Buyer, Parent, Seller and the Guarantors shall be sent to the addresses indicated below:

Notices to Seller or the Guarantors:

SunHoldings, LLC

20-345 County Road X

P.O. Box 224

Ridgeville Corners, OH 43555

Attention: Joshua Von Deylen; Joseph Von Deylen

Email: joshv@apasolar.com; joev@apasolar.com

with copies to (which shall not constitute notice): Rupp, Hagans & Bohmer LLP 302 North Defiance Street, P.O. Box 178 Attention: Robert Bohmer Email: Robert@northwestohiolaw.com

Notices to the Company (prior to the Closing):

APA Solar, LLC

20-345 County Road X

P.O. Box 224

Ridgeville Corners, OH 43555

Attention: Joshua Von Deylen; Joseph Von Deylen

Email: joshv@apasolar.com; joev@apasolar.com

with copies to (which shall not constitute notice): Rupp, Hagans & Bohmer LLP 302 North Defiance Street, P.O. Box 178 Attention: Robert Bohmer Email: Robert@northwestohiolaw.com

Notices to Buyer, Parent or the Company (after the Closing):

c/o Array Technologies, Inc.

3901 Midway Place NE

Albuquerque, NM 87109

Attention: Gina Gunning; Christopher Fox

Email: gina.gunning@arraytechinc.com;

    chris.fox@arraytechinc.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Rhett Van Syoc, P.C.; Zach Savrick

Email: rhett.vansyoc@kirkland.com;

    zach.savrick@kirkland.com

Section 9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of law) without the prior written consent of the other Parties; provided, however, that Buyer may assign its rights, interests or obligations hereunder to an Affiliate of Buyer so long as Buyer and Parent agree to remain jointly and severally responsible for such rights, interests or obligations.

Section 9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 9.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The phrase “ordinary course of business” shall mean with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice, including with respect to timing, frequency and magnitude. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Words in the singular or the plural include the plural or the singular, as the case may be. The word “or” is not exclusive and shall have the meaning represented by the phrase “and/or”. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. All references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations. References to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto). Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days,” and the terms “year” and “years” mean and refer to calendar year(s). The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. References to documents or other materials “made available” to Buyer in this Agreement shall mean that such documents or other materials were present at least two (2) Business Days prior to the date of this Agreement in the online data room titled “Project Style” maintained by Firmex, Inc. for purposes of the transactions contemplated by this Agreement and accessible to the Parties and their respective representatives.

Section 9.6 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 9.7 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one (1) or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one (1) and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 9.8 Governing law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate courts therefrom within the State of Delaware (or if the Chancery Court or the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) in any Proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims in respect of the Proceeding shall be heard and determined in any such court. Each Party also agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Nothing in this Section 9.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 9.9 Specific Performance. Each Party acknowledges that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the State of Delaware, in addition to any other remedy to which such Person may be entitled, at law or in equity.

Section 9.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of Buyer Indemnified Parties, Seller Indemnified Parties, Non-Party Affiliates and Released Parties, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder).

Section 9.11 Schedules. All Schedules attached hereto or referred to herein and the recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. In the event of any inconsistency between the statements in this Agreement and statements in the Schedules (other than an exception expressly set forth as such in the appropriate Schedule with respect to a specifically identified representation and warranty), the statements in this Agreement will control and the statements in the Schedules will be disregarded. Any fact or item disclosed in any Schedule shall be deemed disclosed in each other Schedule (or section thereof) to which such fact or item may apply so long as (x) such other Schedule is referenced by applicable cross-reference or (y) it is readily apparent on its face that such disclosure is applicable to such other Section.

Section 9.12 Guaranteed Obligations.

(a) Each of the Guarantors hereby, severally and not jointly (and in accordance with such Guarantor’s Pro Rata Percentage), with each of his, her or its respective beneficiaries, heirs, successors and assigns, absolutely, unconditionally and irrevocably guarantee all of Seller’s obligations under this Agreement (the “Seller Guarantee”) if Seller does not satisfy such obligations (including any and all payment obligations under Section 2.4(d), Section 2.5 and Article VI). This guarantee is valid and in full force and effect and constitutes the valid and binding obligation of such Guarantor, enforceable in accordance with its terms. This guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects such Guarantor’s obligations hereunder) or any assumption without the consent of Buyer of any Seller Guarantee by any other Person. The obligations of such Guarantor hereunder shall not be affected by or contingent upon (A) the liquidation or dissolution of, or the merger or consolidation of Seller with or into any Person or any sale or transfer by Seller of all or any part of its property or assets, (B) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Seller, (C) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Seller’s obligations hereunder and then only to such extent) or (D) any disability or any other defense of Seller or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. In connection with the foregoing, each Guarantor waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. Buyer entered into this Agreement in reliance upon this Section 9.12(a). Each Guarantor acknowledges that he will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by such Guarantor set forth in this Section 9.12(a) are knowingly made in contemplation of such benefits.

(b) Each Guarantor hereby represents and warrants as follows: (i) Guarantor is legally competent to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and perform the obligations contemplated by this Agreement and has all power and authority to execute, deliver and perform obligations created by this Section 9.12 and otherwise under this Agreement; (ii) the execution, delivery and performance of this Agreement by such Guarantor has been duly and validly authorized and approved by all necessary action; (iii) this Agreement has been duly and validly executed and delivered by such Guarantor and constitutes a valid and legally binding obligation of his, enforceable against such Guarantor in accordance with its terms; (iv) all consents, approvals, authorizations of, or filings with, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by such Guarantor have been obtained or made; (v) the execution, delivery and performance by such Guarantor of this Agreement do not and will not violate any applicable Law or any material contractual restriction binding on such Guarantor’s assets; and (vi) such Guarantor has, and, for so long as this Section 9.12 shall remain in effect in accordance with its terms, such Guarantor shall have, funds sufficient to satisfy all of its obligations hereunder. Notwithstanding anything to the contrary herein, in the event of an action by any party entitled to enforce the provisions of this Section 9.12 each Guarantor shall have available to it all defenses that Seller would have under and in respect of this Agreement (other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Seller).

(c) Parent hereby absolutely, unconditionally and irrevocably guarantees the payment and performance of all of Buyer’s obligations under this Agreement (the “Parent Guarantee”) if Buyer does not satisfy such obligations. This guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms. This guarantee is an irrevocable guarantee of payment (and not just of collection) and performance and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any assumption without the consent of Parent of any Parent Guarantee by any other Person. The obligations of Parent hereunder shall not be affected by or contingent upon (A) the liquidation or dissolution of, or the merger or consolidation of Buyer with or into any Person or any sale or transfer by Buyer of all or any part of its property or assets, (B) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Buyer, (C) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Buyer’s obligations hereunder and then only to such extent) or (D) any disability or any other defense of Buyer or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. In connection with the foregoing, Parent waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. Seller entered into this Agreement in reliance upon this Section 9.12(c). Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Parent set forth in this Section 9.12(c) are knowingly made in contemplation of such benefits.

Section 9.13 No Recourse against Non-Parties. All claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties. No Person who is not a named Party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 9.14 Independent Effect of Representations and Warranties. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, each representation and warranty in Article III and Article IV is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

Section 9.15 No Presumption. Each Party acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that each of the Parties has been represented by counsel in connection with the negotiation and execution of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

* * * * *

Each of the undersigned has caused this Equity Purchase Agreement to be duly executed as of the date first above written.

BUYER:

STINORLAND USA, INC.

By:	/s/ Kevin Hostetler
Name:	Kevin Hostetler
Title:	Chief Executive Officer

Signature Page to Equity Purchase Agreement

PARENT:

ARRAY TECHNOLOGIES, INC.

By:	/s/ Kevin Hostetler
Name: Kevin Hostetler
Title: Chief Executive Officer

Signature Page to Equity Purchase Agreement

COMPANY:

APA SOLAR, LLC

By:	/s/ Joshua Von Deylen
Name: Joshua Von Deylen
Title: Chief Executive Officer

Signature Page to Equity Purchase Agreement

SELLER: SUNHOLDINGS, LLC

By:	/s/ Joshua Von Deylen
Name: Joshua Von Deylen
Title: Member, Duly Authorized

Signature Page to Equity Purchase Agreement

GUARANTORS:

/s/ Joshua Von Deylen
Joshua Von Deylen

/s/ Joseph Von Deylen
Joseph Von Deylen

/s/ David Von Deylen
David Von Deylen

Signature Page to Equity Purchase Agreement

Exhibit A

Working Capital Calculation

Exhibit A to Equity Purchase Agreement

Exhibit B

Earnout

1. General. Subject to the terms and conditions set forth in the Agreement and this Exhibit B, in addition to the Closing Payment, Seller shall be eligible to receive up to an aggregate number of shares of Parent Common Stock (rounded to the nearest whole share) equal to (a) $40,000,000, divided by (b) the Parent Common Stock Closing VWAP (such shares of Parent Common Stock, the “Earnout Stock”). All such Earnout Stock (if any) shall be issued by Parent to Seller in book entry form and contain or be subject to the applicable restrictive legends set forth in Exhibit D. If Parent issues any Earnout Stock, upon receipt of a Representation Letter in connection with each such issuance, as may be reasonably requested by Parent, and subject to Seller’s compliance with the provisions and requirements of Rule 144, Parent agrees to assist Seller to remove the restrictive legend from such Earnout Stock upon request, including (i) authorizing and directing, within ten (10) days of Parent’s receipt of the Representation Letter, Parent’s transfer agent to remove the restrictive legends, (ii) obtaining a legal opinion from Parent’s authorized counsel at Parent’s expense, which shall occur within ten (10) days of Parent’s receipt of the Representation Letter, and (iii) cooperating and communicating with Seller, its broker and the transfer agent to clear such Earnout Stock of restriction as soon as reasonably practicable. In connection with any such legend removal, Seller shall provide Parent any such information that Parent, its transfer agent or it counsel deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if applicable) a Representation Letter. If, at the time any Earnout Stock is issued to Seller, such Earnout Stock is not eligible for resale pursuant to Rule 144 without volume or manner-of-sale restrictions, Parent shall use its commercially reasonable efforts to register such Earnout Stock for resale under the Securities Act as soon as reasonably practicable. For the avoidance of doubt, Parent shall have no obligation to register, and Seller shall have no Registration Rights with respect to, any Earnout Stock if, upon issuance to Seller, such shares are eligible for resale pursuant to Rule 144 without volume or manner-of-sale restrictions.

2. Issuance of Earnout Stock. On each of the last days of the first fiscal quarter of Parent that ends following each of the first three (3) anniversaries following the Closing Date (each such date, an “Earnout Issuance Date”) the Earnout Stock shall be eligible for issuance in accordance with this Section 2 and Section 3 as follows:

(i)

First Earnout Period. With respect to the 12-month period ending on the last day of the first fiscal quarter of Parent that ends following the first anniversary of the Closing Date (the “First Earnout Period”):

(a)	If the First Earnout Period EBITDA is less than or equal to the First Minimum Earnout Hurdle, no Earnout Stock shall be issued by Parent to Seller;

(b)

If the First Earnout Period EBITDA is greater than the First Minimum Earnout Hurdle, but less than or equal to the First Target Earnout Hurdle, Parent shall issue to Seller an amount of Earnout Stock (rounded to the nearest whole share) equal to (A) the Minimum Annual Earnout Stock plus (B) an amount equal to (I) (x) the Target Annual Earnout Stock less (y) the Minimum Annual Earnout Stock, multiplied by (II) (x) the First Earnout Period EBITDA less (y) the First Minimum Earnout Hurdle, divided by (III) (x) the First Target Earnout Hurdle less (y) the First Minimum Earnout Hurdle;

Exhibit B to Equity Purchase Agreement

(c)

If the First Earnout Period EBITDA is greater than the First Target Earnout Hurdle, but less than or equal to the First Maximum Earnout Hurdle, Parent shall issue to Seller an amount of Earnout Stock (rounded to the nearest whole share) equal to (A) the Target Annual Earnout Stock plus (B) an amount equal to (I) (x) the Maximum Annual Earnout Stock less (y) the Target Annual Earnout Stock, multiplied by (II) (x) the First Earnout Period EBITDA less (y) the First Target Earnout Hurdle, divided by (III) (x) the First Maximum Earnout Hurdle less (y) the First Target Earnout Hurdle; or

(d)

If the First Earnout Period EBITDA is greater than the First Maximum Earnout Hurdle, Parent shall issue to Seller an amount of Earnout Stock (rounded to the nearest whole share) equal to the Maximum Annual Earnout Stock.

(ii)

Second Earnout Period. With respect to the 12-month period ending on the last day of the first fiscal quarter of Parent that ends following the second anniversary of the Closing Date (the “Second Earnout Period”):

(a)	If the Second Earnout Period EBITDA is less than or equal to the Second Minimum Earnout Hurdle, no Earnout Stock shall be issued by Parent to Seller;

(b)

If the Second Earnout Period EBITDA is greater than the Second Minimum Earnout Hurdle, but less than or equal to the Second Target Earnout Hurdle, Parent shall issue to Seller an amount of Earnout Stock (rounded to the nearest whole share) equal to (A) the Minimum Annual Earnout Stock plus (B) an amount equal to (I) (x) the Target Annual Earnout Stock less (y) the Minimum Annual Earnout Stock, multiplied by (II) (x) the Second Earnout Period EBITDA less (y) the Second Minimum Earnout Hurdle, divided by (III) (x) the Second Target Earnout Hurdle less (y) the Second Minimum Earnout Hurdle;

(c)

If the Second Earnout Period EBITDA is greater than the Second Target Earnout Hurdle, but less than or equal to the Second Maximum Earnout Hurdle, Parent shall issue to Seller an amount of Earnout Stock (rounded to the nearest whole share) equal to (A) the Target Annual Earnout Stock plus (B) an amount equal to (I) (x) the Maximum Annual Earnout Stock less (y) the Target Annual Earnout Stock, multiplied by (II) (x) the Second Earnout Period EBITDA less (y) the Second Target Earnout Hurdle, divided by (III) (x) the Second Maximum Earnout Hurdle less (y) the Second Target Earnout Hurdle; or

(d)

If the Second Earnout Period EBITDA is greater than the Second Maximum Earnout Hurdle, Parent shall issue to Seller an amount of Earnout Stock (rounded to the nearest whole share) equal to the Maximum Annual Earnout Stock.

(iii)

Third Earnout Period. With respect to the 12-month period ending on the last day of the first fiscal quarter of Parent that ends following the third anniversary of the Closing Date (the “Third Earnout Period” and, together with the First Earnout Period and the Second Earnout Period, each, an “Earnout Period”):

(a)	If the Third Earnout Period EBITDA is less than or equal to the Third Minimum Earnout Hurdle, no Earnout Stock shall be issued by Parent to Seller;

Exhibit B to Equity Purchase Agreement

(b)

If the Third Earnout Period EBITDA greater than the Third Minimum Earnout Hurdle, but less than or equal to the Third Target Earnout Hurdle, Parent shall issue to Seller an amount of Earnout Stock (rounded to the nearest whole share) equal to (A) the Minimum Annual Earnout Stock plus (B) an amount equal to (I) (x) the Target Annual Earnout Stock less (y) the Minimum Annual Earnout Stock, multiplied by (II) (x) the Third Earnout Period EBITDA less (y) the Third Minimum Earnout Hurdle, divided by (III) (x) the Third Target Earnout Hurdle less (y) the Third Minimum Earnout Hurdle;

(c)

If the Third Earnout Period EBITDA is greater than the Third Target Earnout Hurdle, but less than or equal to the Third Maximum Earnout Hurdle, Parent shall issue to Seller an amount of Earnout Stock (rounded to the nearest whole share) equal to (A) the Target Annual Earnout Stock plus (B) an amount equal to (I) (x) the Maximum Annual Earnout Stock less (y) the Target Annual Earnout Stock, multiplied by (II) (x) the Third Earnout Period EBITDA less (y) the Third Target Earnout Hurdle, divided by (III) (x) the Third Maximum Earnout Hurdle less (y) the Third Target Earnout Hurdle; or

(d)

If the Third Earnout Period EBITDA is greater than the Third Maximum Earnout Hurdle, Parent shall issue to Seller an amount of Earnout Stock (rounded to the nearest whole share) equal to the Maximum Annual Earnout Stock.

An illustrative model of the issuance of Earnout Stock (if any) pursuant to this Section 2 is set forth on Exhibit E.

3.

Aggregate Cap. Notwithstanding anything to the contrary herein, if the aggregate value of the Earnout Stock (together with any cash paid in lieu thereof in accordance with Section 10) issued or to be issued to Seller on any Earnout Issuance Date (calculated by multiplying (x) the total number of shares of Parent Common Stock constituting such issued and earned but unissued Earnout Stock by (y) the closing price per share of Parent Common Stock on the Nasdaq Capital Market, or any other national securities exchange on which the shares of Parent Common Stock are then traded, on the last trading day immediately prior to the Earnout Issuance Date of each Earnout Stock award), regardless of whether such Earnout Stock is actually held by Seller at such point in time, exceeds $90,000,000 in the aggregate, Parent shall have no further obligation to issue any additional Earnout Stock pursuant to this Exhibit B and neither Buyer nor Parent shall have any further obligations to issue any additional Earnout Stock under this Agreement.

4.

Initial Determination. As promptly as reasonably practicable (but in any event no later than five (5) Business Days) following the filing date of the first Form 10-Q or Form 10-K filed by Parent following the expiration of the applicable Earnout Period, Buyer shall prepare and deliver to Seller a written notice (the “Earnout Issuance Notice”) setting forth Buyer’s calculation of (a) the EBITDA for the applicable Earnout Period and (b) the amount of the applicable Earnout Stock that Parent will issue pursuant to Section 2 in connection with such Earnout Period, in each case of clauses (a) and (b) calculated in good faith.

5.

Right to Dispute. During the 30-day period after the delivery of an Earnout Issuance Notice to Seller, Seller may dispute in good faith all or any portion of the calculation of the applicable EBITDA by written notice to Buyer (the “Earnout Dispute Notice”) setting forth in reasonable detail (including, the amounts in dispute) the nature and basis of Seller’s dispute (the “Earnout Disputed Items”) with any of Buyer’s calculations set forth in such Earnout Issuance Notice. All items for which Seller does not deliver an Earnout Issuance Notice shall be final and binding upon the Parties. If Seller does not

Exhibit B to Equity Purchase Agreement

deliver an Earnout Dispute Notice to Buyer within 30 calendar days after receipt by Seller of the Earnout Issuance Notice, or if Seller delivers written notice to Buyer that it agrees with the Earnout Issuance Notice and the applicable EBITDA, then the determination of the applicable Earnout Stock that Parent will issue to Seller pursuant to Section 2, calculated in good faith as specified in such Earnout Issuance Notice shall be presumed to be true and correct in all respects and shall be final and binding on the Parties.

6.

Dispute Resolution. If an Earnout Issuance Notice is timely delivered, Seller and Buyer shall, during the 30 calendar days following such delivery of the Earnout Issuance Notice, use their commercially reasonable efforts to reach agreement with respect to the Earnout Disputed Items. If Seller and Buyer cannot reach such an agreement within such 30-day period, any remaining dispute with respect to the applicable EBITDA, and the applicable determination of the applicable Earnout Stock that Parent will issue to Seller pursuant to Section 2 shall be resolved by the Accounting Firm in accordance with the procedures set forth in Section 2.4(b) of the Agreement, applied mutatis mutandis.

7.

Access to Information. Seller and its accountants, lawyers and other representatives will be given reasonable access during normal business hours and upon reasonable notice to the books and records of the Company and to any personnel of the Company reasonably requested by such Persons. Notwithstanding the foregoing, any such investigation or inquiry shall be conducted (a) only in connection with the determination of the Earnout Stock that is issuable or any dispute relating thereto, (b) in such a manner so as to not interfere with the normal operations of the Company and (c) at the sole cost and expense of Seller.

8.

Direction of Business. Following the Closing Date, nothing in this Agreement shall be deemed to limit or restrict, directly or indirectly, the discretion of Buyer, or any Affiliate of Buyer, in directing the business of the Company. Buyer and the Company shall maintain the records of the Company in a manner permitting accurate preparation of financial statements in order to allow for the good faith calculation of EBITDA for each of the Earnout Periods. Each Party acknowledges that any issuance of Earnout Stock pursuant to this Exhibit B depends upon the performance of the Company’s businesses, and each Party further agrees and acknowledges that Buyer is not making any representations or warranties herein regarding the future performance of such businesses. Seller and each Guarantor agrees that, other than with respect to a failure to comply with the second sentence of this Section 9, in no event shall Seller or any of its respective Affiliates have any claims against Buyer, Parent or any of their respective Affiliates based on the failure of the Company to meet any performance thresholds with respect to the business of the Company, including with respect to EBITDA for any Earnout Period.

9.	Forfeiture.

(i)

Notwithstanding anything in this Exhibit B or the Agreement to the contrary, Seller and the Guarantors acknowledge and agree that their direct and indirect rights with respect to the Earnout Stock under this Exhibit B are expressly conditioned upon Seller’s and the Guarantors’ continued compliance with the non-competition restrictions set forth in Section 7.13(b) of the Agreement and Section 6(a)(i) of an Employed Guarantor’s Employment Agreement (collectively, the “Restrictive Covenants”).

(ii)

In the event of the occurrence of a breach, as determined by a final, non-appealable order of a court of competent jurisdiction, by any Guarantor or its Affiliate (including, for the avoidance of doubt, Seller) of a Restrictive Covenant, (x) the amount of future Earnout Stock that Seller would otherwise have been eligible to be issued by Parent pursuant to this Exhibit B shall be reduced by an amount equal to such Guarantor’s Pro Rata Percentage of

Exhibit B to Equity Purchase Agreement

such Earnout Stock, and (y) during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, Seller shall, within 10 days after the determination of such a breach, return to Parent any and all shares of Earnout Stock comprising such Guarantor’s Pro Rata Percentage of such Earnout Stock previously issued to Seller under this Exhibit B to the extent Seller continues to own such shares of Earnout Stock or, to the extent Seller no longer owns such shares of Earnout Stock, pay to Parent (or its designee) by wire transfer of immediately available funds, an amount equal to the fair market value of such Earnout Stock previously issued to Seller under this Exhibit B, with such fair market value determined by reference to the closing price per share of Parent Common Stock on the Nasdaq Capital Market, or any other national securities exchange on which the shares of Parent Common Stock are then traded, as of the applicable Earnout Issuance Date.

10.

Nasdaq Compliance. Notwithstanding anything to the contrary herein, to the extent that any issuance of Earnout Stock would require stockholder approval under Nasdaq Listing Rule 5635(a) and such approval has not been obtained, in lieu of issuing such Earnout Stock, Parent shall pay the Seller cash in an amount equal to (x) such number of shares of Earnout Stock which would necessitate such stockholder approval if issued multiplied by (y) the Parent Common Stock Closing VWAP.

11.	Definitions. For purposes of this Exhibit B, the following terms shall have the meanings set forth below:

“EBITDA” means the consolidated net income of the Company (i) plus all interest expense, net of interest income, income taxes, depreciation of property, plant and equipment or amortization of intangible assets (in each case, as determined by reference to financial statements included in Parent’s first Form 10-Q or Form 10-K, as applicable, filed by Parent following the last day of the first fiscal quarter of Parent that ends following the applicable anniversary date of the Closing Date), (ii) plus all costs and expenses incurred in connection with the transaction contemplated by this Agreement (none of which shall include any transaction expenses for any other strategic process), (iii) minus any non-recurring gains resulting from the sale or other disposition of assets, in each case under clauses (i), (ii) and (iii), as determined in accordance with GAAP and Parent’s accounting practices. For the avoidance of doubt, EBITDA shall only include 50% of any income, gain, refund, payment or other amount recognized, realized or received in respect of any 45X Credits.

“Maximum Annual Earnout Stock” means an amount equal to (x) one-third (1⁄3) of the Earnout Stock multiplied by (y) 200%.

“Minimum Annual Earnout Stock” means an amount equal to (x) one-third (1⁄3)of the Earnout Stock multiplied by (y) 50%.

“Parent Common Stock Closing VWAP” means the volume weighted average price of the shares of Parent Common Stock traded on the Nasdaq Capital Market, or any other national securities exchange on which the shares of Parent Common Stock are then traded, for the 10 trading days ending on the 10th trading day immediately following the Closing Date.

“Target Annual Earnout Stock” means an amount equal to one-third (1⁄3) of the aggregate Earnout Stock issued to Seller pursuant to Section 1.

Exhibit B to Equity Purchase Agreement

Annex I

Earnout Hurdles

1.	“First Minimum Earnout Hurdle” means $30,000,000.

2.	“First Target Earnout Hurdle” means $37,000,000.

3.	“First Maximum Earnout Hurdle” means $47,000,000.

4.	“Second Minimum Earnout Hurdle” means $38,000,000.

5.	“Second Target Earnout Hurdle” means $43,000,000.

6.	“Second Maximum Earnout Hurdle” means $53,000,000.

7.	“Third Minimum Earnout Hurdle” means $48,000,000.

8.	“Third Target Earnout Hurdle” means $53,000,000.

9.	“Third Maximum Earnout Hurdle” means $63,000,000.

Annex I to

Exhibit B to Equity Purchase Agreement

Exhibit C

Assignment in Lieu of Certificate

Exhibit C to Equity Purchase Agreement

Exhibit D

Restrictive Legend

Exhibit D to Equity Purchase Agreement

Exhibit E

Issuance Schedule

Exhibit E to Equity Purchase Agreement

Exhibit F

Leases Agreements

Exhibit F to Equity Purchase Agreement

Schedule I

Pro Rata Percentage

Guarantor	Pro Rata Percentage
Joshua Von Deylen	49%
Joseph Von Deylen	49%
David Von Deylen	2%

Schedule I to Equity Purchase Agreement